STATE OF NEW YORK
                    PUBLIC SERVICE COMMISSION





Case 96-E-0900 - In the Matter of Orange and
Rockland Utilities, Inc.'s Plans for Electric
Rate/Restructuring Pursuant to Opinion No. 96-12.














                        Electric Rate and
                       Restructuring Plan



















Dated:  November 6, 1997
        Albany, New York


                        Table of Contents


Overview of O&R Plan                                          i

Introduction                                                  1

Terms of Plan                                                 4
     I. Rate Plan                                             4
             A.  Electric Price Reductions                    4
                 *   Large Industrial Customers
                 *   All Other Customers
                 *   Cumulative Price Reduction Summary
                 *   Sources of Price Reductions ($000)
             B.  Return on Equity Sharing                     8
             C.  Performance Standards                       10
             D.  Rate Design                                 10
             E.  Accounting Provisions                       11
    II. Transition to Retail Access                          12
             A.  Sequence of Events                          12
             B.  Reciprocity                                 13
             C.  Expansion of PowerPick(TM)Program           13
             D.  Full Retail Access                          14
             E.  Unbundled Tariffs                           14
             F.  System Benefits Charge                      16
             G.  Low Income Program                          17
   III. Strandable Costs                                     18
             A.  Regulatory Assets                           18
             B.  NUG Contract Purchased Power Costs          18
             C.  Divestiture                                 19
             D.  Allocation of Net Book Gains and Losses
                 from the Disposition of Generating Assets   25
             E.  Other Strandable Costs                      26
             F.  Proceeds of Divestiture                     26
    IV. Corporate Structure                                  26
             A.  Holding Company                             26
             B.  Section 107 Preauthorization                27
             C.  Delivery Company and Affiliated ESCOs       27
             D.  Metering Services                           29
             E.  Billing Services                            30
             F.  Load Pockets                                30
             G.  System Upgrades                             30
     V.  Other Provisions                                    31
             A.  Force Majeure                               32
             B.  Changes in Laws or Regulations              32
             C.  Confidentiality and Privileged Information  32
             D.  Changes in Rates                            32
             E.  Rate Design Flexibility                     32
             F.  Regulatory Reform and Customer
                 Operations Procedures                       33
             G.  Customer Outreach and Education             35
             H.  Interdepartmental Transfers                 35
             I.  Other Accounting Provisions                 36
             J.  Flex Rates and Economic Development Rate    36
             K.  Securitization                              37
             L.  Gross Receipts and Franchise Taxes          37
             M.  Merger                                      37
             N.  Arrangements with Third Parties             37
             O.  Comprehensive Nature of Plan                38
             P.  Provisions Not Separable                    38
             Q.  Provisions Not Precedent                    38
             R.  Plan Modification                           38
             S.  Term and Time Line                          38
             T.  Effect of Plan                              39
             U.  Dispute Resolution                          40
             V.  Additional Public Statement Hearings        40


                           Appendices

Appendix A     Time Line for Certain Actions

Appendix B     Standard Industrial Codes

Appendix C     Eligibility Guidelines for Large Industrial
               Customer Classification

Appendix D     Sources of Price Reductions

Appendix E     Privileged Information

Appendix F     Customer Service and Reliability Performance
               Mechanism

Appendix G     Low Income Customer Assistance Program

Appendix H     Standards of Competitive Conduct

Appendix I     Affiliate Relations

Appendix J     Accounting for Affiliate Transactions

Appendix K     Interdepartmental Transfers


                        STATE OF NEW YORK
                    PUBLIC SERVICE COMMISSION


Case 96-E-0900 - In the Matter of Orange and
Rockland Utilities, Inc.'s Plans for Electric
Rate/Restructuring Pursuant to Opinion No. 96-12.


                        Electric Rate and
                       Restructuring Plan

                      Overview of O&R Plan


     This Electric Rate and Restructuring Plan (the "Plan") has been developed with three major goals in mind:

          Improve customer service and customer choice while ameliorating current price levels and introducing competition;

          Promote jobs and economic development in the region by significantly reducing industrial rates immediately;

          Continue steps taken in prior years to reduce rates for all other customers by further reducing their rates in 1997 and 1998 (with first claim going to non-Large Industrial Customers for benefits produced by the customers' share of net gains on the disposition of generating assets[1]), in order to reduce the impact of the cost of electricity on the budgets of all customers other than Large Industrial customers.

     The signatories to this Plan view the accomplishment of these goals as essential to the future welfare of the region. Integral to this Plan is the principle that these economic goals can be pursued successfully while maintaining reliability, quality customer service and protection; maintaining essential environmental programs; and seeking ways to reduce the effects of energy prices on low-income customers.



____________________
[1] Hereinafter referred to as "Generating Assets" which include all units at Lovett and Bowline Generating stations, the Company's hydro-electric facilities and gas turbines.

     Upon Commission approval, this Plan will further reduce rates for all O&R ratepayers. In the past two years, residential ratepayers have already experienced rate decreases, on average, of 4%. Commercial and industrial classes have experienced decreases between 4% and 14%.

Rate Plan

          The Plan covers a four-year period.

          Large Industrial Customers have the opportunity to realize an average electric price of six cents per kWh beginning with the effective date of new rates. The
          Peak Activated Rate will be made optional.

          The rates of all other customers will be reduced in the first year by 1.09% and by another 1.0% effective one year later. Gross Receipts Tax Reform will result in additional savings.[2] Additional benefits to all other customers, up to the equivalent of an overall 5% rate reduction, are possible should sufficient net gains on the sale of Generating Assets be realized.

          The cumulative rate reductions over the four-year period are approximately $32.4 million. Additional opportunities for savings for all customers will become available with the expansion of the PowerPick(TM) program and the Gross Receipts Tax Reform.[3]


___________________
[2]  Additional savings of about 1% for all customers including
     Large Industrial Customers are expected from the recent passage of Gross Receipts Tax Reform.

[3] The $32.4 million does not include: 1) an opportunity for Large Industrial Customers to realize additional savings of about 3 1/2% in annual bill reductions from the expansion of the PowerPick(TM) program, 2) an opportunity for all customers other than Large Industrial Customers to realize benefits over the term of the Plan of about 2% in annual bill reductions beginning with the expansion of PowerPick(TM) in May 1998, and 3) the Gross Receipts Tax Reform. The PowerPick(TM) Program is intended to refer to the "Retail Access Pilot Program" as described in Appendix D to the Settlement approved by the Commission by Order Concerning Settlement Agreements issued May 3, 1996, in Cases 95-E-0491, 93-M-0849 and 93-G-0779.

          For each of the four rate years that this Plan is in effect, earnings on regulated electric operations in excess of 11.4% in New York will be shared with 75% being used to offset Commission-approved deferrals or otherwise inure to the benefit of O&R Customers; and 25% being retained by O&R's shareholders.

          A flexible rate tariff will be designed and filed with the Commission. It will provide for the possibility of rate discounts for commercial and industrial customers who are currently taking service and who are at serious risk of relocating or closing their facilities.


Transition to Retail Access

          Full retail access to a competitive energy and capacity market will be available on May 1, 1999 for all customers.

          The existing PowerPick(TM) program (choice of purchasing energy from alternate suppliers) will be expanded to all customers on May 1, 1998. For Large Industrial Customers, the PowerPick(TM) program will be expanded at the time of Commission approval of the Plan.

          O&R will file proposed unbundled rates for electric service one month after Commission approval of the Plan.

Divestiture and Corporate Structure

          Upon Commission approval of the Plan, the Company will immediately commence a process to auction all of its electric Generating Assets. The Company will seek to restructure itself as a Registered Holding company to create structurally separate subsidiaries such as one or more unregulated Energy Services companies ("ESCOs"), and a regulated Transmission and Distribution company or Delivery company.

          Upon commencement of retail access, the Delivery company will provide basic energy services, including energy, capacity, ancillary services, metering and billing within the service territory.

          Unless and until relieved of the obligation, the Delivery company will be the Provider of Last Resort for all customers choosing to continue to purchase "packaged" energy services from it, for those customers who do not choose an energy provider, and for those customers who purchase from other providers but who later return as customers purchasing power from the Delivery company. The parties have agreed to study transferring this obligation to the competitive market and will present recommendations to the Commission by May 1, 1999.

          After issuance of the Staff report on metering issues ordered by the Commission in Opinion No. 97-13
          (August 1, 1997), and before March 31, 1999, O&R will submit a plan regarding the provision of competitive metering services by December 31, 1999.

          Other companies will be able to enter into the market for providing billing services to Orange and Rockland's Delivery company customers consistent with the manner and in accordance with the schedule prescribed by the Commission.

Allocation of Net Book Gains and Losses from the Disposition of Generating Assets

          The New York share of combined net book
          gains/losses from the divestiture of the Generating
          Assets shall be allocated on the following basis:[4]

          -    If the Company selects a winning bidder
               prior to May 1, 1999, any gains shall be allocated between shareholders and customers on a 25/75 basis and any losses shall be allocated between shareholders and customers on a 5/95 basis.

          -    If the Company selects a winning bidder
               on or after May 1, 1999, any gains or losses shall be allocated between shareholders and customers on a 20/80 basis.

          -    There shall be a cap of $20 million on
               the New York share of net book gains allocated to shareholders as a result of the divestiture of the Generating Assets.

          The Company will recover in full its Commission-approved regulatory assets and the remaining commitments to purchases from non-utility generators.

___________________
[4] 100% of the net book gains/losses shall be allocated among New York, New Jersey and Pennsylvania in accordance with the then-effective FERC-approved Power Supply Agreements. The sharing percentages (customers/shareholders) shall be applied to New York's share of the net book gains/losses. The parties intend that the allocation of the net book gains/losses among the three states be determined by FERC based upon appropriate consideration of the positions of the regulatory authorities in each state.

Performance Standards

          The Performance Standards, which were agreed to in the Company's most recent case, will be continued.
          There are five areas: three focus on customer service standards and two on reliability standards.

          If the Company fails to meet the target levels for these performance standards, there will be a downward adjustment of up to 25 basis points to the 11.4% return on equity sharing threshold.

Low Income Program

          A Low Income Customer Assistance Program will be conducted for a four-year period for approximately 400 customers in the City of Port Jervis. The Program will address energy efficiency, payment patterns, and/or arrears forgiveness. Energy efficiency measures, including refrigerator replacement, will be the first priority for expenditures.

          The Company will allocate up to $200,000 of DSM overcollections to support the development of a pilot program that would aggregate low income customers.

Customer Outreach and Education

          In conjunction with the parties, the Company will continue to develop and implement programs and materials that will aid its customers in understanding the changes in the electric industry that are coming and the nature of the services that customers can expect to receive from O&R in the future. The overall goals are to enable customers, particularly small customers, to make informed choices about utility service while understanding their rights and responsibilities as utility customers. These efforts will be complemented by those of participating energy providers.

          Up to $1 million of the present value of the fourth year equivalent of SBC funding levels will be spent on educating the Company's Residential and Commercial customers about electric competition. The Staff will develop a proposal to implement this education program and circulate it to the active parties by December 31, 1997.

Public Interest Program

          Public interest programs will be continued through a competitively neutral Systems Benefit Charge.



This summary is intended to be a general description of the terms of the Plan. The complete text of the Plan will control in the event of any conflict.

                          Introduction


     On May 20, 1996, the New York State Public Service
Commission (the "Commission") issued its Opinion and Order
Regarding Competitive Opportunities for Electric Service, Opinion
No. 96-12 in Case 94-E-0952 (the "Competitive Opportunities
Proceeding").

     In Opinion No. 96-12 (at 24-25), the Commission articulated a vision for the electric utility industry that includes the following market characteristics:

     1. effective competition in the generation and energy services sectors;

     2. reduced prices resulting in improved economic development for the State as a whole;

     3. increased opportunities for consumers to choose suppliers and service companies;

     4. a system operator that treats all participants fairly and ensures reliable service;

     5. a provider of last resort for all consumers and the continuation of a means to fund necessary public policy programs;

     6. ample and accurate information for consumers to use in making informed decisions; and

     7. the availability of information that permits adequate oversight of the market to ensure its fair operation.

     The Commission directed Orange and Rockland Utilities, Inc. ("Orange and Rockland" "O&R" or "the Company") and four other electric utilities to file a rate/restructuring plan consistent with the Commission's policy and vision for increased competition. Id., at 74-75. The plans to be filed were to address such matters as the structure of the utility both in the short and long term, a schedule for transition to retail access for all of the utility's customers and a rate plan to be effective for a significant portion of the transition.

     The Commission directed the utilities to collaborate with the Staff and other interested parties in developing a number of technical studies, undertaking public informational and educational forums and determining what Federal Energy Regulatory Commission ("FERC") filings were necessary to implement the Independent System Operator ("ISO"), Power Exchange ("PE") and Reliability Council.

     On October 1, 1996, Orange and Rockland filed a rate/restructuring plan in response to Opinion No. 96-12. The Company's filing included a rate plan that would go beyond the third year of the rate settlement approved in Case 95-E-0491, a schedule for expanding its PowerPick(TM) Program and introducing retail access to all customers, a plan to separate the generation function from the regulated delivery function and a means of addressing the strandable cost issue.

     By its Order Establishing Procedures and Schedule dated October 9, 1996, the Commission initiated Case 96-E-0900 to examine Orange and Rockland's October 1, 1996 filing. The Commission established a procedural schedule, including a 90-day negotiation period during which the parties were strongly encouraged to reach a negotiated settlement instead of pursuing a litigated outcome. To facilitate these negotiations, the Commission's Order of October 9, 1996, waived certain settlement guidelines established in Case 90-M-0255, Settlement and Stipulation Agreements, Opinion No. 92-2 (March 24, 1992).

     Between October 29 and November 7, 1996, Orange and Rockland and Staff hosted four technical meetings with the intervenors in this case. The Company provided detailed presentations on its October 1, 1996 filing, furnished supporting data and responded to numerous questions of the parties.

     Preliminary settlement negotiations were conducted between the Company and Staff during January and February 1997. After agreement in principle was attained, the negotiations included the Consumer Protection Board, the Industrial Energy Users Association and other parties. By notices issued December 19, 1996, January 9, 1997, February 13, 1997, February 26, 1997, and
March 6, 1997, the Secretary of the Commission extended the 90-day negotiation period established in the Order of October 9, 1996 to March 25, 1997.

     On February 28, 1997, the Company and Staff informed the active parties that they had made significant progress in resolving the issues in this proceeding and a summary of settlement terms was circulated to the active parties. The parties were invited to attend settlement negotiations on March 4, 1997, in order to discuss the summary of settlement terms and indicate their willingness to participate in the preparation of a detailed settlement proposal for submission to the Commission. Subsequent meetings of the active parties took place on March 11, 18 and 24, 1997, to review drafts of a detailed settlement proposal.

     A Settlement Agreement was signed on March 25, 1997. Evidence relating to the terms of the proposed Settlement was submitted by the Company, the Staff and several other parties and hearings were held in Albany on May 19, 20 and 22, 1997, before Administrative Law Judge Stewart C. Boschwitz. Judge Boschwitz Recommended Decision was issued on July 2, 1997, and after briefing by the parties was considered by the Commission at its session on September 10, 1997. At that session, the Commission expressed concerns about the terms of the Settlement Agreement and directed the parties to resume negotiations to address those concerns. The parties met on September 15, 16 and 22 and October 15 and 30, 1997, participated in several conference calls and renegotiated a number of Settlement terms consistent with the concerns expressed by the Commission. This Plan was signed on November 6, 1997, by the Company, the Staff, the New York State Department of Economic Development, the Industrial Energy Users Association, the National Association of Energy Service Companies, The Joint Supporters, the Independent Power Producers of New York, Inc., and Pace Energy Project. This Plan has been reviewed and approved by Orange and Rockland's Board of Directors as submitted at the Board meeting on November 6, 1997.

     The term of this Plan is four years from the date of the effectiveness of new rates. The times for various actions to be accomplished by the various parties are set forth on Appendix A.



                          Terms of Plan

                          I. Rate Plan


     Orange and Rockland shall implement a rate plan for the four years beginning with the effectiveness of new rates, which shall include the following provisions.

A.   Electric Price Reductions

     In the event that the Commission approves the terms of this Plan on November 25, 1997, new rates shall become effective on November 26, 1997.

     Large Industrial Customers

     Large Industrial Customers[5] will be provided the
     opportunity to realize an average electric price of six
     cents per kWh beginning with the effectiveness of new rates.
     This electric price reduction opportunity is to be achieved through a combination of energy choice (i.e., PowerPick(TM)) and rate reductions (i.e., one-time credits and base rate reductions).
                                          Cents/    Revenue
                                           kWh     Equivalent
                                                     ($000)

     Average Price                        6.82       $31,661
     Electric Price Reductions:
     PowerPick(TM) Savings Opportunity[6] -.24      -$ 1,108
     Scheduled Rate Reductions            -.58      -  2,707
     Total                                -.82      -$ 3,815

     Average Price Opportunity            6.00       $27,846


___________________
[5] Large Industrial Customers are all customers in the existing S.C.9 class whose facilities are classified by the Standard Industrial Manual (1987 ed. or supplement thereto) as Mining [Division B] or Manufacturing [Division D] and where 60% or more of the account's electric usage is used directly for manufacturing and/or mining per the Standard Industrial Codes ("SIC") codes set forth in Appendix B.

[6] The PowerPick(TM) savings opportunity is based on an estimate and represents energy-only choice for all energy requirements of the Large Industrial Customers. The Company will permit all Large Industrial Customers to participate in the PowerPick(TM) program (energy-only) for all of their energy requirements at the time of the effectiveness of new rates. Guidelines for eligibility are set forth in Appendix C.

     All Other Customers

     Reduce electric rates, through one-time credits and base rate reductions, by 1.09% at the time of the effectiveness of new rates, and an additional 1% effective one year later.

                Revenue Levels @     Rate Reductions      Cumulative
Classification  May 3, 1996 Rates Year 1(1.09%) Year 2(1%)  Total
                   $000                   $000              $000

Large Commercial$  25,600       -$   280       -$  256     -$   536
Small C&I         120,298       -  1,317       - 1,203     -  2,520
Residential       146,023       -  1,599       - 1,460     -  3,059
Total           $ 291,921       -$ 3,196       -$2,919     -$ 6,115

       Cumulative Price Reduction Summary ($000)

                Year 1    Year 2    Year 3    Year 4     Total

Lg. Industrial -$2,707   -$2,707   -$2,707   -$2,707
All Other       -3,196    -6,115   - 6,115    -6,115
Sub.Total      -$5,903   -$8,822   -$8,822   -$8,822   -$ 32,369
Lg. Industrial
 PowerPick(TM) -$1,108   -$1,108   -$1,108   -$1,108   -$  4,432
Total          -$7,011   -$9,930   -$9,930   -$9,930   -$ 36,801

       Sources of Price Reductions ($000)[7]

                  Year 1   Year 2    Year 3   Year 4    Total

PowerPick(TM)[8] -$1,108  -$1,108   -$1,108  -$1,108
Deferred Credits - 4,271  - 3,256   - 3,256        0
Expired Surcharg -   498  -   498   - 1,849  - 7,150
Cost Reductions  - 1,342  - 2,076   - 1,672  - 1,672

Total            -$7,219  -$6,938   -$7,885  -$9,930   -$31,972


____________________
[7] A detailed schedule of each source of price reductions is set forth in Appendix D.

[8] Estimated savings for Large Industrial Customers are based on their participation in the PowerPick(TM) program for all of their energy requirements. For all other customers they are based on such customers being provided the opportunity to choose alternative providers under the PowerPick(TM) program effective May 1, 1998. In order to provide the opportunity to achieve the 6 cents/kWh rate for the first rate year, the Company will permit all Large Industrial Customers to participate in the PowerPick(TM) program (energy-only) at the time of the effectiveness of new rates. "Dump" energy losses incurred as a result of the expansion of the PowerPick(TM) program prior to the implementation of wholesale competition due to system load falling below minimum load requirements of the Company's generating plants will not be recoverable through the FCA.

     The sources of the above price reductions underlie the agreed-upon changes in rate levels.[9] The main objectives of this component of the Plan are 1) to achieve price reductions to Large Industrial Customers so that they have a reasonable opportunity starting in the first rate year to reduce their average price to 6 cents per kWh; and 2) to reduce all other customers' average rates by 1.09% in the first rate year, and by another 1% effective one year later. For Large Industrial Customers these price reduction opportunities are intended to remain in effect through the four-year term of this Plan; the 1.09% reduction for all other customers is intended to remain in place for the first rate year and the 2.09% reduction for all other customers is intended to remain in place through the end of the four-year term. It is the intention of the parties that cumulative rate reductions over the four-year period will equal approximately $32.4[10] million. The parties acknowledge that the form of any price reduction provided for herein will vary among permanent base rate reductions and temporary credits which will expire when the related funding source is depleted.

     After rates are unbundled in accordance with the provisions of Section II.E herein, the cost of Power Supply will not be included in rates for Delivery services. Delivery service customers will be charged for authorized services at the regulated rates approved by the Commission as a result of the Company's unbundling filing. Delivery service customers will be billed for power supply at market prices as charged by the customers' energy supplier plus any amounts necessary to cover stranded costs recoverable in accordance with Section III herein. It is expressly understood that the tariff reductions provided for in this Plan will be reflected in the unbundled Delivery rates and that the sources supporting these reductions will likewise be reflected in unbundled Delivery rates.



____________________
[9] The parties acknowledge that the difference between the cumulative price reductions and the sources of price reductions is $4,829,000 and that this Plan does not identify the sources of such price reductions.

[10] This amount does not reflect the potential net book gain/loss associated with the divestiture of the Generating Assets. The $32.4 million does not include: 1) an opportunity for Large Industrial Customers to realize additional savings of about 32% in annual bill reductions from the expansion of the PowerPick(TM) program, 2) an opportunity for all customers other than Large Industrial Customers to realize benefits over the term of the Plan of about 2% in annual bill reductions beginning with the expansion of PowerPick(TM) in May 1998, and 3) the Gross Receipts Tax Reform.

     All parties acknowledge that there is no guarantee that the Company will realize a net book gain from the sale of the Generating Assets. In the event that the Company does realize a net book gain from the sale of the Generating Assets, the Company will file a plan with the Commission that will return the customers' share of such net gain over an appropriate period of time consistent with the principle of maintaining rate stability. These benefits will first be provided to customers other than Large Industrial Customers so that "All Other" customers could receive the annual equivalent of an additional 2.91% rate reduction that, when combined with the rate reduction of 2.09%, yields the annual equivalent of a 5% rate reduction. The parties acknowledge that such net gain, if any, may not be sufficient to provide an amount of customer benefits necessary to produce the full 2.91% equivalent rate reduction. Should the net gain be sufficient to provide customer benefits greater than the 2.91% equivalent rate reduction, the Company will propose for Commission approval the manner in which such additional benefits will be allocated among customer classes.

     In the event the Company realizes a net book loss from the sale of the Generating Assets, the customers' share shall be recovered through a non-bypassable wires charge component of regulated delivery company rates over an appropriate period of time. The Company shall submit a proposal to recover the customers' share. Staff and other parties shall submit comments on the Company's proposal within 60 days after receiving such proposal. The Commission shall consider the Company's proposal expeditiously. The parties agree that the customers' share of any net book losses shall be recovered in rates as soon as practicable consistent with rate stability considerations.

     Total Rate Reductions Since 1995 ($000)

     The rate plan provides for the further rate reductions for all O&R customers. Since May 1995, customers have already been provided significant rate reductions. Total electric rate reductions from May 1995 through 1998 and the annual benefit of the Gross Receipts Tax Reform once fully phased in by January 1, 2000, are as follows:

                                                           GRT
                     1995-96     1997    1998   Total     Reform

Large Industrial   $ (4,702) $(2,707)  $     -$(7,409)$

All Other Customers$(17,241) $(3,196) $(2,919)$(23,356)

Total              $(21,943) $(5,903) $(2,919)$(30,765)$(3,315)
                       -6.4%    -1.8%    -0.9%    -9.0%   -1.0%

B.   Return on Equity Sharing

     For each of the four rate years, earnings in excess of 11.4% on regulated New York electric operations will be shared as follows:

     75% to be used to offset Commission-approved deferrals or otherwise inure to the benefit of customers;

     25% to be credited to Orange and Rockland's shareholders.

     To the extent that the Rate Settlement approved in Case 95-E-0491 provides for an adjustment to the calculation of the annual earnings for the earnings sharing mechanism incorporated in such Rate Settlement to take into account the levelized rate reduction, a similar adjustment will be permitted from the effective date of this Plan until April 30, 1999. Additional adjustments to the calculation of the actual return on equity set forth in the Rate Settlement will include:

          Any earned incentive or penalty from the partial pass-through Fuel Cost Adjustment (while still in effect), off-system sales imputations, property tax refunds, or other incentive or penalty mechanism made effective during the three-year rate period pursuant to an Order of the Commission.

          Revenues associated with the equalization of the return on equity provided by the Power Supply Agreements as approved by the Federal Energy Regulatory Commission and the 10.4% return on equity provided for in the Commission's Order Approving Settlement Agreements in Cases 95-E-0491, 89-E-0175 and 93-M-0849 (May 3, 1996).

     Upon the implementation of full retail access, the return on equity will be calculated based on Delivery company operations excluding the assets, revenues and operating costs associated with generation.

     The Company and Staff acknowledge that this Plan is intended to finally resolve a number of accounting and rate matters currently pending before the Commission, including calculations of earnings for any prior period (in accordance with the settlement approved by Commission Order Approving Settlement Agreements in Cases 95-E-0491, 89-E-0175 and 93-M-0849 (May 3,
1996)), deferral accounting petitions and compliance filings or studies submitted in accordance with the settlement approved by the Commission in Case 95-E-0491. These resolved matters include:

     1.   Earnings calculations (95-E-0491, 89-E-175 and 93-M-0849);

     2.   Accounting procedures and journal entries (95-E-0491);

     3.   Low income program;

     4.   Labor panel recommendations;[11]

     5.   Property tax benefits associated with March 1996
          Special Franchise Tax Settlement;

     6. The filing of studies associated with bus bar costs, transfer gas mark-up and cost allocation; and

     7.   DSM performance mechanism.

Pending the completion of Staff's analysis, the Company will be authorized to defer a maximum of $2,985,000 of expenditures it incurred to terminate the Company's contract for coal supply with Pittston Coal Sales Corporation (Case 96-M-1145) provided those expenditures can be matched to verifiable savings flowed through to customers. This deferral and any regulatory assets approved by the Commission during the term of this Plan may be deferred and written off against reductions in NUG contract purchased power costs below those reflected in rates, or any source of price reductions set forth in Appendix D when the total of such sources exceeds the totals shown on page 6 under "Sources of Price Reductions" for any of the four 12-month periods shown.

     The Company will be given 60 days after the end of the relevant time period to submit to the Director of Accounting and Finance of the Department of Public Service any earnings calculations required herein. These calculations will be submitted in summary form to other requesting parties at the same time that the detailed calculations are provided to Staff. Other parties may request the detailed calculations subject to appropriate confidentiality protections. Staff will be given 60 days to review any such calculations and if the Company receives no written objections or comments from Staff or other parties, the Company's calculations will be deemed approved. Written objections or comments, if not resolved within 30 days from the date of receipt, shall be submitted to the Commission for a determination. Staff and the Company agree that any commercially sensitive data underlying any calculations submitted in accordance with this Plan will be given protection against disclosure as described in Appendix E.


____________________
[11] Subject to Staff field verification.

C.   Performance Standards

          The Company agrees to continue to operate under the performance standards incorporated in the Commission-approved settlement in Case 95-E-0491. These performance standards are set forth in detail in Appendix F and include customer service standards and reliability standards.

          The Company agrees to a maximum downward adjustment to the return on equity sharing threshold of 25 basis points for failure to meet the performance standards each year (five basis points per performance standard).

D.   Rate Design

          Consistent with the Commission's order in Case 97-E-1795, the Company will submit a plan to phase out mandatory Time-of-Use Residential Rates for customers presently taking such service. No new residential customers will be added as mandatory Time-of-Use Customers. The Company will, however, continue to offer Time-of-Use rates to Residential customers on an optional basis. The Company shall be permitted to defer any revenue shortfalls that may result from changing the mandatory nature of this rate.

          The Company will offer the Peak Activated Rate ("PAR") for the SC-9 and Large Industrial Customers on an optional basis.

          The Company will eliminate the mandatory nature of the PAR by applying the rate decrease proposed for this customer class in this Plan. Should that decrease not cover the full elimination of the PAR, the Company shall make such related rate design changes as are required to ensure revenue neutrality.

          In response to requests from Staff and other signatory parties, the Company did not implement the PAR provisions of the existing SC-9 tariffs in 1997. Because the rate reductions and associated new rate design provisions of this Plan were not made effective until after the end of the PAR period, September 30, 1997, the Company deferred the resulting revenue requirement shortfall for the period June 1, 1997, through September 30, 1997. The parties agree that this treatment is appropriate.

E.   Accounting Provisions

     Orange and Rockland will defer all prudent and verifiable incremental costs associated with divesting its Generating Assets, such as developing an auction plan, obtaining approval of the plan, conducting the auction, transferring title to the Generating Assets, and any related environmental, transaction, financial and litigation costs. In addition, the parties recognize that all reasonable employee-related transition costs, including retraining, outplacement, severance, early retirement and employee retention programs should be recovered from customers. The Company will defer up to $7.5 million (New York electric share) of prudent and verifiable non-officer employee costs, such as retraining, outplacement, severance, early retirement and employee retention programs associated with the divestiture plan. Orange and Rockland shall be able to petition the Commission for recovery of employee costs in excess of $7.5 million.[12]

     Orange and Rockland will defer the $2,649,900 revenue shortfall associated with eliminating the mandatory PAR. The regulatory asset associated with the deferred PAR revenue requirement will be written off by the application of Orange and Rockland's share of PowerPick(TM) savings in accordance with the Retail Access Pilot Program approved by the Commission in Case 95-E-0491 and other customer credits that become available during the term of the Plan. Any remaining regulatory asset not otherwise offset will be addressed in Orange and Rockland's next base rate case or other suitable proceeding.

     Orange and Rockland will be permitted to establish a major storm damage reserve[13] of up to $3.0 million by transferring to a storm damage account overcollections from other cost elements which are subject to reconciliation. The Company will be permitted to charge storm damage costs incurred after the date of the Commission's approval of the Plan in excess of any costs included in rates (i.e., $200,000) to the storm damage reserve and will notify Staff accordingly. Storm costs charged to the reserve shall be subject to Staff verification and review.




____________________
[12] The costs of such programs for employees transferred to unregulated affiliates shall not be paid for by customers.

[13] A "A major storm" is defined as a period of adverse weather during which service interruptions affect at least 10% of the Company's customers within an operating area and/or results in customers being without electric service for durations of at least 24 hours.

     Orange and Rockland will defer its New York share of incremental costs associated with establishing an ISO, PE and Reliability Council and, if not otherwise offset, these incremental costs will be addressed in the Company's next base rate case or other suitable proceeding.

     Orange and Rockland will be permitted to defer environmental costs caused by the operation of the Generating Assets up to the date of transfer of title[14]. This provision is designed to protect the Company by providing for the recovery of reasonable and prudent expenditures incurred in connection with the investigation and/or remediation of environmental conditions associated with the ownership and operation of the Generating Assets.

     Consistent with the terms of the approved settlement in Case 95-E-0491, the Company will retain 10% of any property tax refunds. The customers' 90% share of any property tax refunds shall be deferred and used to offset other regulatory assets or otherwise be returned to customers. This provision will remain in effect through the term of this Plan.

     Consistent with the objectives set forth elsewhere in this Plan, the Company will have the discretion to offset deferred regulatory assets against deferred regulatory liabilities established in accordance with this Plan or pursuant to prior Commission approval. The Company will submit to Staff and other interested parties for its review an annual report showing the offsets recorded within 60 days after the end of each rate year covered by this Plan.


                 II. Transition to Retail Access


A.   Sequence of Events

     The parties anticipate the following sequence of events:

          Expansion of PowerPick(TM) Program (energy only) to all Large Industrial Customers at the time of the effectiveness of new rates and to all other customers on May 1, 1998.[15]



____________________
[14] These costs shall not include the cost of any NOx allowances purchased under applicable environmental laws and regulations.

[15] Customers in the PowerPick(TM) Program as of December 31, 1997, will remain eligible to participate through April 30, 1998.

          The ISO becomes fully operational.

          Full retail access (energy and capacity) to all customers on May 1, 1999.

     Unbundled tariffs, as described in detail below, should become effective at least several months prior to the effectiveness of full retail access in order to allow customers a reasonable time to understand and react properly to the pricing signals that will be in effect when full retail access is implemented.

B.   Reciprocity

     Staff and O&R agree that implementation of full retail access in O&R's service territory before O&R is able to gain comparable access to other New York electric utilities' service territories could result in a substantial financial disadvantage for O&R. Prior to the implementation of full retail access in O&R's service territory, the Commission is expected to determine the appropriate standards for reciprocity with respect to other New York utilities or their affiliates operating in O&R's service territory. Until the time of such Commission determination, the Company will not be required unconditionally to accommodate a full retail transaction between an O&R customer and a New York utility or affiliated company that does not offer comparable access to O&R. This provision is not applicable to the New York Power Authority ("NYPA").

C.   Expansion of PowerPick(TM) Program

     The existing PowerPick(TM) program (energy only) will be expanded to all customers on May 1, 1998. O&R affiliates (other than the Delivery company) will not be precluded from participating in the expanded PowerPick(TM) program. If it should appear that the energy-only ISO would not be in place by April
1998, and, in the Company's view, the failure to implement the energy-only ISO would present technical or financial obstacles to the expansion of the PowerPick(TM) program, the Company may petition the Commission and show cause why relief from this commitment, in whole or in part, is required. Staff will join the Company in requesting the Commission to address the petition expeditiously.

     In order to enhance the participation of smaller customers (non-Large Industrial) in the retail access programs provided in this Plan, a competitive enhancement fund of $250,000 will be created for the first 12 months after the May 1, 1998 expansion of the PowerPick(TM) program. Funding shall be the equal responsibility of both customers and shareholders (50/50 sharing). The $250,000 fund is designed to produce a temporary stimulus to encourage the participation of small customers in the retail access program. Staff will initiate a process to determine the necessary details by December 31, 1997.

D.   Full Retail Access

     Effective May 1, 1999, full retail access (capacity and energy) will be available to all customers. In the event the ISO is not fully operational on an energy and capacity basis by December 1998, and, in the Company's view, the failure to implement the ISO would present technical obstacles to the implementation of full retail access, the Company may petition the Commission and show cause why relief from this commitment, in whole or in part, is required. Staff will join the Company in requesting that the Commission address the petition expeditiously.

E.   Unbundled Tariffs

     O&R agrees to file with the Commission within one month of Commission approval of this Plan proposed unbundled draft electric tariffs based on an updated embedded cost of service study, or other appropriate studies, using calendar 1996 data, subject to necessary confidentiality protections. The proposed tariffs will disaggregate the Commission-approved bundled rate for each rate class into its functionalized components in a revenue neutral manner among classes. It is the parties intention that the unbundled tariffs will be designed to produce the same total revenue requirement underlying the rate levels reflected in
Section I.A. of this Plan. It is anticipated that the Company's filing will separate the cost of:

     - Power Supply (energy and capacity)
     - Power Delivery
     - Metering
     - Billing
     - Governmental Tax Surcharges
     - Systems Benefits (mandated public policy programs)
     - Competitive Transition Charge
     - Non-Bypassable Wires Charge

     Should the cost of service study show that one of the above cost components should be subdivided into more than one component or that other cost components should be separately identified, O&R will be permitted to propose them in its unbundling submittal. The transitional rate design proposed by IPPNY, including rate and bill impact concerns, particularly for low-use or low-income customers, will be addressed by the parties in the proceeding following the Company's filing. The parties agree that the entire record already developed on the transitional rate design proposed by IPPNY will be incorporated into the record developed in the phase of this proceeding involving unbundled rates.


     The Power Supply component will be used to bill customers for energy and capacity costs, regardless of the provider, unless other approved billing procedures are chosen by the customer. Until the wholesale energy market becomes effective and/or full retail access is implemented, energy costs will continue to be charged through the existing FAC and the fixed costs of O&R's generation and purchased power will continue to be recovered through the base rates approved as part of this Plan. When wholesale competition is implemented, the FAC will reflect energy purchases at market prices made by the regulated delivery function on behalf of its customers. The embedded capacity cost of O&R's generation plant not yet transferred in accordance with the auction procedure provided for herein will continue to be charged at tariff rates until the implementation of full retail access. Any margin (wholesale revenues from sales of energy in excess of fuel costs) realized by the O&R generation function will be used as a mitigation measure to offset NUG purchased power costs during the interval between the implementation of wholesale competition and full retail access. In the event NUG purchased power costs incurred during that interval are fully offset, additional margins will be shared between the customers and the Company on an 80/20 basis. The parties acknowledge that the current FAC will need to be re-examined and may require modification in accordance with changes occurring in electricity markets and rates.

     The Power Delivery charge(s) will recover the costs associated with transmission and distribution, and customer services (e.g., metering and billing). All regulatory assets will also be recovered in the Power Delivery charge(s).

     The Governmental Tax Surcharge component will identify separately all gross receipts and franchise taxes and governmental surcharges to the extent consistent with the Tax
Law.

     The CTC, as described in Section III.C. herein, will also be separately identified as necessary and appropriate in the Company's unbundling filing.

     The customers' share of any net gain or loss from the sale of Generating Assets as determined in accordance with Sections I.A. and III.D. of this Plan shall be recovered or refunded through a non-bypassable wires charge included in the regulated rates of the Delivery company. In addition, any stranded costs approved by the Commission resulting from the introduction of competitive metering and/or billing services in accordance with Sections IV.D. and E. of this Plan shall also be recovered through the non-bypassable wires charge.

     It is contemplated that O&R's Generation Assets will continue to operate until title is transferred in accordance with the divestiture process set forth herein. The CTC, which will commence on May 1, 1999, if title has not been transferred by that time, will allow O&R to recover in customers' rates a portion of above-market generation costs as more fully described in Section III.C. herein. The CTC component of rates will be filed with Staff 90 days before its proposed effective date. Such filing shall be subject to review by Staff and approval by the Commission before implementation. In addition, the Company will provide to other requesting parties. Orange and Rockland can remove information it designates as confidential from copies of the filing provided to parties other than Staff and seek trade secret status for such designated confidential information in accordance with the Commission's rules of procedure. Any written objections to or comments on the CTC recalculation, if not resolved within 30 days from the date of receipt, shall be submitted to the Commission for a determination on an expedited basis.

     With respect to transmission required to provide wheeling service to retail customers under the Plan, the Company will use its Open Access Transmission Tariff ("OATT") currently on file with the FERC, until such time as there is a pool-wide tariff available from the Independent System Operator. The Company will file, for the Commission's review and approval, a revised OATT which will contain those changes to the OATT that are necessary to implement retail wheeling. In the filing the Company will propose and justify requested changes to non-rate terms and conditions, and also indicate how rates should be designed for retail customers using the OATT. Following Commission approval, the Company will file the amended OATT and Commission order approving the tariff with the FERC with a request that the FERC defer to the state-approved tariff.

F.   System Benefits Charge

     Opinion No. 96-12 provides that "[c]osts required to be spent on necessary environmental and other public policy programs that would not otherwise be recovered in a competitive market will generally be recovered by a non-bypassable system benefits charge." The System Benefits Charge ("SBC") will be used to collect the costs of mandated public policy programs. This non-bypassable charge will be imposed on all Delivery company customers. The expenditures reflected in the SBC are for research and development ("R&D"), energy efficiency, environmental protection, and low income programs that are required or approved by the Commission to be funded by the SBC. One way of disbursing such expenditures would be by means of a standard performance contract with stipulated pricing approved by the Commission. In this Plan, expenditure levels of one mill per kWh on average for the first three years of this Plan for SBC programs will initially be covered in base rates and subsequently broken out in accordance with the unbundled rates approved by the Commission, but they will be non-bypassable in any event. The price levels established in this Plan include specific annual rate allowances for the costs of mandated public policy programs. Increases in these annual rate allowances are not provided for in the targeted price levels for the Large Industrial Customers, nor in the rate reductions proposed for all other customers. The parties agree that any increases in these spending levels resulting from changes required by law (including by order of the Commission) will be fully recoverable.

     The parties agree that the Commission may appoint a third-party administrator to administer the SBC funded programs. All SBC funds will be allocated by the statewide administrator, although the establishment of such a statewide administrator shall not preempt program funding for commitments made prior to the date of this Plan. The statewide administrator may continue implementation of certain Company programs.

     Over or under collections of SBC funds will be accumulated for future SBC program use. Commission-approved low income energy efficiency assistance program services for persons not included in the Port Jervis low income assistance program will be provided as a portion of the energy efficiency SBC budget. Appropriate funding levels for the SBC in Year 4 will be revisited by the Commission via a formal proceeding or other public process at the discretion of the Commission.

G.   Low Income Program

     The Company agrees to implement the Low Income Customer Assistance Program developed pursuant to the Commission-approved Settlement in May 1996. The specific provisions of this Program are set forth in detail in Appendix G hereto. The cost of this Program will not be included in the SBC.

     The Program will commence as soon as practicable after the effectiveness of new rates and terminate four years after the effectiveness of new rates. The Program will be conducted solely for the residents of the City of Port Jervis, New York and residents of the zip code area 12771. The goal of the Program is to serve approximately 400 customers in total, and approximately 100 customers in each rate year. Expenditures per customer will be capped at $1,000. This expenditure includes the cost of an energy audit, disaggregated billing analysis, energy efficiency measures, and arrears forgiveness. Funding for this program including $35,000 of administrative costs per year shall come from unexpended DSM funds accumulated prior to the commencement of the SBC funding mechanism. Should unexpended DSM funds not be sufficient to cover this Program the remaining costs shall be deferred. Any additional unexpended DSM funds shall be deferred for future disposition in accordance with the Accounting Plan submitted in accordance with Section E above.

     The Company will allocate up to $200,000 of DSM overcollections accumulated prior to the commencement of the SBC funding mechanism for the purpose of developing a pilot program that would aggregate low income customers. Such a pilot program could help advance the state of knowledge and experience with such programs if it included 1) several towns within the service territory (and one or more towns in the Eastern Division which can experience load pocket conditions) and 2) a representative mix of multi- and single-family homes. Staff will develop a proposal to implement the program and will circulate it to the active parties by March 31, 1998. The parties agree to meet thereafter to begin the development of this pilot. As directed by the Commission in its Order Concerning Retail Access Proposals, issued February 25, 1997, in Case 94-E-0385, the parties shall consider the petition of the New York State Division of Housing and Community Renewal, et al., in Case 97-E-0073.


                     III.  Strandable Costs

A.   Regulatory Assets

     Generation-related regulatory assets[16] established in accordance with Commission orders, policies or practices will be fully recoverable in regulated Delivery company rates. At the time rates are unbundled, an appropriate allowance for these regulatory assets will be identified in the rates for the Delivery company.

B.   NUG Contract Purchased Power Costs

     Until rates are unbundled, these costs will continue to be recovered through the FAC. When rates are unbundled, the recovery of these costs will be identified in the regulated rates for the Delivery company. The costs of these contracts escalate during their initial years and decline in later years. Therefore, these costs are to be recovered by means of a fixed annual rate until full recovery. An estimate of recoverable NUG purchased power costs will be made at the time of unbundling and converted to a




____________________
[16] Excluding FAS 109 effects related to divestiture.

fixed charge to be included in Delivery rates. Recoverable NUG purchased power costs will consist of actual NUG contract payments less an estimate of the revenues received from the resale of the NUG purchased power. A full reconciliation of recoverable NUG purchased power costs shall be permitted.

C.   Divestiture

     Upon the Commission's approval of the Plan, the Company will immediately commence a process to auction all of its electric generating assets (i.e., Lovett, Bowline, hydro-electric facilities and gas turbines) (collectively referred to as the "Generating Assets"). Neither the Company nor any of its affiliates will bid in such auction.[17]

     The divestiture of the Generating Assets to third parties will be carried out through a process that will result in a fair and reasonable treatment of all parties, including the Company, its employees, investors and customers. The Company will submit its divestiture plan to Staff and the other parties in this proceeding within three months of the Commission approving the Plan. Staff and the other parties shall submit their comments to the Company within 30 days of their receipt of the divestiture plan. This divestiture plan will identify how the Generating Assets will be packaged for sale; what restrictions, if any, will be placed on the capacity that any one bidder may purchase; the procedures to be followed in the sale of the Generating Assets, including minimum bids; and key dates and milestones to achieve the scheduled divestiture. The divestiture plan will also address the resolution of market power issues in any load pocket areas. At the time the Company submits its divestiture plan, it will submit supporting documentation subject to appropriate protection being provided for confidential information in accordance with Appendix E. The Company further agrees to provide a copy of the collective bargaining agreement to any party that indicates an interest in bidding in any auction of the Generating Assets.

____________________
[17] The Company and Con Edison are tenants in common in the Bowline Generating Station. The Company will attempt to coordinate the divestiture of its interest in Bowline with Con Edison. The agreement between the Company and Con Edison for the operation and maintenance of Bowline provides that if either tenant wishes to convey its ownership interest in Bowline to a third party, the other tenant shall have a six-month right of first refusal to purchase such interest in Bowline under the terms and conditions offered by the third party. For purposes of this Plan, the Company shall be deemed to have selected the winning bidder for its interest in Bowline on the date the Company selects the winning bidder's offer for the its interest in Bowline, regardless of whether Con Edison exercises its right of first refusal.

     The parties recognize that the Company and Local No. 503 of the International Brotherhood of Electrical Workers are subject to a collective bargaining agreement effective through midnight
May 31, 2000, which includes the following provisions:

          This Agreement is made by and between Orange and Rockland Utilities, Inc., (hereinafter called the "Company") and Local Union No. 503 of the International Brotherhood of Electrical Workers (hereinafter called the "Union").

          This Agreement is made for the purpose of establishing stabilized conditions of employment, including rates of pay, and working conditions, facilitating the peaceful adjustment of differences that may arise between the parties hereto from time to time, and of promoting harmony and efficiency, to the end that the Company and the Union may be better able to fulfill their obligation to furnish uninterrupted and adequate electric and gas service to the public.

          Identity of contracting parties: The parties to this Contract agree that it shall have force and effect as between them as herein named and described, and that this Contract, for any part of its term, shall be binding on the parties, their lawful successors and assigns. An absolute precondition to the sale, lease, transfer or takeover by sale, transfer, lease, assignment, corporate reorganization, receivership, bankruptcy proceeding of the entire operation or any part thereof is that any purchaser, transferee, lessee, assignee, etc., shall agree and become party to and bound by all the terms, conditions and obligations of this agreement.

          If the above-named Local Union is merged into or consolidated with any other Local Unions of the Brotherhood, this Contract shall continue in force as between the Company and the successor Local Unions resulting from such merger or consolidation, when such merger or consolidation is sanctioned in accordance with the constitution of the International Brotherhood of Electrical Workers, AFL-CIO.

          Agreement made by and between the Orange and Rockland Utilities, Inc., a corporation organized and existing under and pursuant to the Transportation Corporations Law of the State of New York, its successors or assigns, hereinafter referred to as the "Company" and Local 503 of the International Brotherhood of Electrical Workers hereinafter referred to as the "Union" the "Company" shall provide notice of the existence of the terms of this Collective Bargaining Agreement to any purchaser, transferee, assignee or lessee. Such notice shall be in writing with a copy to the Union.

Nothing in this Plan in intended to add to, subtract from or otherwise modify any rights, duties or obligations set forth in said collective bargaining agreement.

     Within six months of the Commission approving the Plan, the Company will submit a revised expanded divestiture plan. Staff and interested parties will be given an opportunity to file comments on the revised divestiture plan within thirty days of its submission. The Commission will review and act expeditiously on this plan and any comments submitted. Once the divestiture plan is approved, Orange and Rockland will use its best efforts to expeditiously complete the auction process and select the winning bidder(s) of the Generating Assets.

     Following implementation of the ISO, Orange and Rockland agrees that its bids for energy from its fossil fuel resources shall not fall below the incremental cost of fuel plus variable O
& M costs.[18]

     It is the objective of the parties that the Company should implement full divestiture, by an auction, of Orange and Rockland's Generating Assets. If title to the Generating Assets is transferred prior to the implementation of retail access on May 1, 1999, no CTC will be required (other than to recover any net book losses associated with divestiture of the Generating Assets). In the event there is a delay in the transfer of title beyond May 1, 1999, Orange and Rockland will recover above-market generation costs by means of an incentive based CTC commencing May 1, 1999. The CTC will be established by identifying the non-variable electric production costs using an embedded cost of service study using 1996 as a guide. The unbundling process will establish the precise amount of non-variable production costs to be used in the calculation of the CTC.

     Should a CTC be required, Orange and Rockland will be authorized to recover the difference between Orange and Rockland's non-variable cost of generation as identified in the unbundling proceeding and the revenues, net of fuel and variable O&M expenses, derived from the operation of Orange and Rockland's generation plants in a deregulated competitive market with the exception of 25% of fixed production labor expenses and property taxes on generation properties that cannot be recovered from


____________________
[18] Variable O&M costs are estimated at one mill per kWh of generation.

customers, but should instead be recovered through the competitive market. The CTC will remain in effect until the earlier of the date title to the Generating Assets is transferred or April 30, 2000.

     The Company will consider alternative, economically comparable means of allowing an individual customer to pay for its allocable share of above-market embedded fixed costs of generation that customers would otherwise pay through the CTC and/or a non-bypassable wires charge.

     If title to the Generating Assets has not transferred as of May 1, 2000, the CTC will be modified to increase to 35% the level of fixed production labor expense and property taxes that cannot be recovered from customers, but should instead be recovered through the competitive market. The modified CTC will remain effective until the earlier of the date title to the Generating Assets is transferred or October 31, 2000. In the event title to the generation assets will not transfer by October 31, 2000, the Company may petition the Commission for permission to continue a CTC until the date title to the Generating Assets is transferred.

     The parties acknowledge that the CTC does not allow for the recovery of inflationary increases in non-fuel O&M production costs, property tax increases, wage rate increases, and increased costs associated with capital additions or changes in the cost of capital applicable to production costs.

     An illustration of the CTC mechanism is shown on the following page.


                  Illustration of CTC Mechanism

                                      Market   Revenues  Realized
                                      Below     Above     Above
                                      @ Risk    @ Risk    @ Risk
Competitive Market Revenues           Amount    Amount    Amount

Annual Competitive GENCO Revenues     $ 25       $100     $500
  Less: Variable O&M & Fuel            (12)       (50)    (250)

  Revenue Available for Fixed Costs    $13        $50     $250

Regulatory Revenue Requirement
for Fixed Generation Costs:

  "Going Forward Costs":
      Fixed Production Labor           $50        $50      $50
      Property Taxes                    50         50       50
      Other Production Costs            10         10       10

      Total "Going Forward Costs"      110        110      110

  Capital Costs:
      Depreciation                      25         25       25
      Interest                          25         25       25
      Return & FIT                      30         30       30

      Total Capital Costs               80         80       80

  Total Regulated Revenue Requirement $190       $190     $190

CTC Mechanism

  Competitive GENCO Revenues - Net    $ 13       $ 50     $250
  Less: 25% of Fixed Production
      Labor and Property Taxes         (25)       (25)     (25)

  Available for CTC Eligible Costs       0         25      225
  Less: Eligible "Going Forward
      Costs"                           (85)       (85)     (85)
  Less: Capital Costs                  (80)       (80)     (80)

  CTC Charge to Customers(A)          $165       $140     ($60)

O&R Cost Recovery

  Competitive GENCO Revenues - NET    $ 13       $ 50     $250
  CTC Charge to Customers              165        140      (60)

  Total Recovered                     $178       $190     $190

  Revenue Impact on Company           $(12)      $  0     $  0

(A) CTC established to recover generation costs except 25% of Fixed Production Labor and Property Taxes, as defined above, which must be recovered through competitive market. If market revenues exceed total generation costs, the excess will be credited to customers.

                          Illustration

            Gain (Loss) on Sale of Generation Assets
                             ($000s)

                                         Gain            Loss
                                       On Sale         On Sale
                                          (New York Share)

Sale Price (Winning Bid)              $185,000        $140,000

Cost of Sale:
  Net Book Value of Assets Sold(A)     150,000         150,000
  Divestiture Plan Costs
    (Legal, Financial, etc.)(B)          7,500           7,500
  Employee Costs(B)                      7,500           7,500
  NYS Revenue Taxes                        995               -
      Total Cost of Sale               165,995         165,000

Gain (Loss) Before Taxes                19,006         (25,000)

Reversal of FAS 109 Regulatory Asset     3,500           3,500

Federal Income Tax Expenses:
  Current FIT expense                   24,152           8,750
  Reversal of FAS 109 Deferred FIT      (3,500)         (3,500)
  Reversal of Funded Deferred FIT      (14,000)        (14,000)
      Total Federal Tax Expense          6,652          (8,750)

Net Gain (Loss) Eligible for Sharing  $  8,854       $ (19,750)

CTC Mechanism

  Refund 75% of Net Gain(C)           $ (6,640)

  Recover 95% of Net Loss(C)                          $ 18,763


(A) Includes generation plant in service, net of accumulated provision for depreciation and related CWIP, fuel inventories, spare parts inventory, prepaid property taxes and insurance, etc.

(B)  In accordance with the terms of the Plan, Section III, Para.
     D.

(C) Net gain or loss to be refunded or surcharged to customers with interest calculated on unamortized balance at the Commission-approved after-tax overall rate of return over appropriate period of time as determined by the Commission.

D.   Allocation of Net Book Gains and Losses
     from the Disposition of Generating Assets

     The parties agree that the combined net book gains/losses from the divestiture of the Generating Assets shall be determined as follows:

    Net Book Gain or Loss = Bid - Cost of Sale - Tax Effects[19]
    Where:
                     Bid  =    The Winning Bid
           Cost of Sale   =    Net Book Value of the Generating Assets
                          +    Costs of Developing and Implementing
                               the Divestiture Plan(including all incremental
                               financial,[20] environmental, transaction
                               and litigation costs)
                          +    Employee Costs[21]
           Tax Effects    =    Revenue Taxes
                          +    State, Federal and Local Taxes

     These costs shall be prudent and verifiable. The net book gains/losses shall be allocated as follows:

     (a) If the Company selects a winning bidder prior to May 1, 1999, the New York share of any net book gains shall be allocated between shareholders and customers on a 25/75 basis and any net book losses shall be allocated between shareholders and customers on a 5/95 basis.

     (b) If Orange and Rockland selects a winning bidder on or after May 1, 1999, the New York share of any net book gains or losses shall be allocated between shareholders and customers on a 20/80 basis.

     There shall be a $20 million cap on the New York share of net book gains to shareholders from the divestiture of the Generating Assets.
____________________
[19] All tax effects related to the divesture of the Generating
     Assets consistent with avoiding any violation of the IRS rules and regulations governing tax normalization and Investment Tax Credits.

[20] Including any prepayment penalties incurred as a result of the redemption of the Company's financial obligations.

[21] As defined under "Accounting Provisions."

E.   Other Strandable Costs

     Orange and Rockland's Delivery service rates will be set so that the Company is provided a reasonable opportunity to recover from all customers other prudent and verifiable stranded costs associated with depreciable assets used in connection with the metering and billing functions.

F.   Proceeds of Divestiture

     The parties agree that the provisions of Public Service Law
Section 70 and 107 shall not apply to any proceeds from the divestiture of the Generating Assets.

     For ten years from the date of the Commission order approving the Plan, Orange and Rockland agrees that neither it nor any of its affiliates shall purchase or otherwise acquire an ownership interest in the Generating Assets or in generating assets owned by Con Edison, New York State Electric and Gas Corporation or Central Hudson Gas & Electric Corporation or any other utility in a service territory contiguous to the Orange and Rockland system. At the determination of the Commission, when considering an application for a merger or acquisition, this provision may or may not apply to any third party which merges with or acquires Orange and Rockland or a Company affiliate after the approval date of the Commission order approving the Plan. In the event that Orange and Rockland or any affiliated company acquires another company, the newly created company is prohibited from purchasing or acquiring an ownership interest in the Generating Assets until after the expiration of ten years from the date of the Commission order approving the Plan.

     It is the intention of the parties that any winning bidder shall be free to own and/or operate the Generating Assets as an exempt wholesale generator pursuant to Section 32 of the Public Utility Holding Company Act of 1935 without first securing any additional approval from the Commission.


                    IV.  Corporate Structure


A.   Holding Company

     Orange and Rockland agrees to apply to the appropriate regulatory authorities for permission to form a registered holding company. The formation of a registered holding company is intended to further the public interest by avoiding barriers to full and fair competition. Implementation of this holding company structure is conditioned upon shareholder and regulatory (i.e., Federal Energy Regulatory Commission ("FERC"), Securities and Exchange Commission ("SEC"), the Commission, the New Jersey Board of Public Utilities ("NJBPU") and the Pennsylvania Public Utility Commission ("PAPUC") approvals. Orange and Rockland agrees to move expeditiously to secure such approvals and will use its best efforts to form a registered holding company prior to the introduction of full retail competition. The parties acknowledge, however, that shareholder approval can be obtained no earlier than the Company's April 1998 annual meeting. Staff will join the Company in requesting that the Commission act expeditiously on the petition required to implement this structural separation.

     At the time that a registered holding company is formed, it will become the successor to Orange and Rockland as signatory hereto. Standards of Competitive Conduct and rules governing affiliate relations are set forth in Appendices H and I, respectively.

B.   Section 107 Preauthorization

     Orange and Rockland will be allowed to invest up to $15 million of retained earnings derived from revenues received from the rendition of public service within New York State without the need to make separate application under Section 107 of the Public Service Law for each investment. Orange and Rockland will limit its investments to energy services and marketing, telecommunication services, environmental services and related developmental projects. Staff will be given access to the books and records of each unregulated subsidiary which receives such investments in order to review any and all transactions between Orange and Rockland and such unregulated subsidiaries. This investment authority would be subject to immediate and automatic suspension by the Commission should the Standard and Poor's bond rating of Orange and Rockland (or the successor entity subject to a bond rating) fall to BBB- or below. In addition, Orange and Rockland would commit to entering into written contracts for all exchanges of goods and services between the Company and any unregulated subsidiary established pursuant to this pre-authorization which receives such investments and to file all such contracts with the Commission at least 30 days prior to their effective dates. The Company agrees that any purchase of electric supply (i.e., the commodity) from an unregulated affiliate shall be pursuant to competitive bidding.

C.   Delivery Company and Affiliated ESCOs

     At the time the Transmission and Distribution ("T&D") segment of O&R's electric system in New York is separated from Orange and Rockland's generation operations, the Delivery company will be authorized to continue to provide basic energy services, including energy, capacity, ancillary services, metering and billing within the service territory. In accordance with Paragraphs A and B herein, subject to certain conditions, O&R will be authorized to create an affiliated unregulated Energy Services Company ("ESCO"). O&R's affiliated ESCO will be authorized to provide energy services and products at market prices. O&R's affiliated ESCO shall operate in accordance with Standards of Competitive Conduct designed to prevent it from gaining an unfair competitive advantage as a result of its affiliation with the Delivery company. O&R's affiliated ESCO will be subject to the same regulatory requirements applicable to any other comparably situated ESCO. The Standards of Competitive Conduct that will govern the relationship between the Delivery company and its affiliated ESCO are set forth in Appendix H.

     Affiliated ESCOs may be subjected to an annual examination by the Staff, if necessary, to determine whether the manner in which they conduct business impedes competition in the energy-related service or product markets within O&R's service territory in which they operate. The Company agrees that the Commission has authority to initiate an investigation and set a schedule to consider allegations of the Company's failure to meet the Standards of Competitive Conduct. The purpose of these conditions is to ensure the Commission can act promptly to eliminate unwarranted barriers to competition or require correction of anti-competitive behavior, consistent with its obligations and responsibilities under the Public Service Law. Remedial action for violations of the Standards of Competitive Conduct is covered in Appendix H, subp. (viii).

     Upon separation of the Delivery company from generation pending divestiture, there will be no bilateral agreements between Delivery company and the generation department (except if necessary to address load pockets or other reliability issues, including ancillary transmission services). As part of its responsibility to continue to minimize energy costs, the Delivery company may petition the Commission for a waiver of the above restriction on bilateral agreements. Any such bilateral agreement shall be in writing and filed with the Commission for a review of its consistency with the transition to competition.

     The Parties acknowledge that the Commission has determined that Provider of Last Resort ("POLR") responsibility should continue to exist to meet the needs of end-use customers including those who require service but have not chosen an ESCO or who require temporary service, and end-use customers who are unable to obtain service from an ESCO. The Commission has also concluded that, for the time being, this responsibility should be performed by the regulated utility company, although the Commission did not rule out alternatives to the regulated utility performing this function and specifically invited such alternative proposals. The parties agree that the transfer of the regulated utility's responsibility to serve as POLR to ESCOs through a competitive bid process is a desirable goal to explore. Accordingly, the parties agree that by May 1, 1999, they will submit their recommendations on this issue to the Commission for its consideration. Staff will initiate the process of this examination by May 1, 1998.

     Unless and until relieved of its obligation, the Delivery company shall be the POLR for all customers choosing to continue to purchase "packaged" energy services from the Delivery company or failing to choose an energy provider and those customers deciding to purchase from providers other than the Delivery company, but who later return as customers purchasing power from the Delivery company.

     To the extent that a disproportionate amount of higher risk, lower usage customers will continue to be supplied with power by the Delivery company, rates shall reflect an appropriate allowance for the billing and collection costs associated with such customers.

D.   Metering Services

     Following issuance of the Staff report required by Commission Opinion No. 97-13 (August 1, 1997), on or before
March 31, 1999, O&R will submit a plan designed to make metering competitive by December 31, 1999. In the event that there remain significant implementation obstacles (such as open architecture, customer protections or necessary changes to Parts 92 and 93 of the Commission's regulations) which cannot be timely resolved, the Company may petition the Commission to delay the implementation schedule. Should the Commission order that metering services become competitive earlier than the schedule contemplated herein, the Company shall meet the schedule prescribed by the Commission and offer such services in the manner and to the extent prescribed by the Commission. Any resulting stranded costs[22] approved by the Commission shall be fully recoverable (via a non-bypassable wires charge with recovery to commence during the term of this Plan) over an appropriate period of time as determined by the Commission. After the time that metering services become competitive, the Company may continue to provide such services to remaining customers at such rates as are determined by the Commission to be appropriate.




____________________
[22] Including the costs of implementing this program (e.g., meter removal costs incurred by the Company, if any).

E.   Billing Services

     Other companies will be able to enter into the market for providing billing services to Orange and Rockland's Delivery company customers consistent with the manner and in accordance with the schedule prescribed by the Commission. Any resulting stranded costs shall be fully recoverable (via a non-bypassable wires charge with recovery to commence during the term of this
Plan) over an appropriate period of time as determined by the Commission.

F.   Load Pockets

     Orange and Rockland has identified two separate load pocket areas in its service territory. A process will be established in which Staff, the Company, and other interested parties will address different measures,[23] analyses of which are to be submitted in January 1998, for mitigating load pocket conditions in O&R's service territory. Incremental costs associated with a load pocket mitigation measure will be fully recovered in rates. The January 1998 filing will include a proposal to provide for such interim relief as may be necessary pending a final Commission determination. The parties anticipate that the divestiture plan will address the load pocket issue on an interim basis pending a final Commission determination on the load pocket issue.

G.   System Upgrades

     The Company will continue its annual forecasts of T&D capital budget requirements. For each major T&D upgrade (projects of $2 million or more), the Company shall identify the location, reason, scope and projected capital costs, and shall monitor circuit peaks for any affected substation and the load on any affected transmission lines. When deciding whether to implement major T&D upgrades, the Company shall consider a full range of alternative measures, their cost-effectiveness and their environmental impacts, including demand-side technologies and practices, fuel cells, photovoltaic systems or other alternatives that may both defer the need for implementing the upgrades and



____________________
[23] Examples of such measures are existing and new local distributed generation or energy efficiency/management measures.

minimize the environmental impacts of electricity usage. The
Company will also continue to seek to minimize costs and environmental impacts for T&D projects that are not major projects.

     In the Company's first major electric rate filing following Commission approval of the Plan, unless otherwise directed by the Commission, Staff will address the merits of performance-based ratemaking, including the relationship among sales and distribution revenues and energy efficiency and concerning the appropriate measure of cost-effectiveness for alternatives to T&D projects, and make ratemaking proposals as warranted.


                      V.  Other Provisions


A.   Force Majeure

     If the Company because of an event of Force Majeure is rendered wholly or partly unable to perform its obligation under the Plan to select a winning bidder for its Generating Assets by May 1, 1999, or to transfer title to the Generating Assets by October 31, 2000, Orange and Rockland shall be excused from the performance affected by the Force Majeure and to the extent so affected, the time of performance shall be extended for a period equal to the time lost by reason of such Force Majeure. Orange and Rockland shall not be liable for the damage caused by such non-performance. The Company shall provide the Commission prompt notice of the occurrence of the Force Majeure, including an estimate of its expected duration and probable impact on the performance of the Company's obligations hereunder, and shall submit satisfactory evidence for Commission review of the existence of the Force Majeure.

     For purposes of the Plan, the term "Force Majeure" shall include, but not be limited to acts of God, fires, floods, earthquakes, landslides, storms, lightning, strikes, labor disputes, riots, nuclear emergencies, insurrections, acts of war (whether declared or otherwise), changes in laws, regulation or ordinances and unforeseeable acts or failures to act by governmental, regulatory or judicial bodies, failure of any party to submit a bid for the Generating Assets or any other unforeseeable causes beyond the reasonable control of and without the fault and negligence of Orange and Rockland. Orange and Rockland shall use its best efforts to remedy expeditiously its inability to perform. Orange and Rockland shall not be required to settle any strike, walkout, lockout or other labor dispute on terms which in its sole judgment, are contrary to its interest. When Orange and Rockland is able to resume performance of its obligations under the Plan, it shall provide written notice to that effect to Staff and the Commission.

B.   Changes in Laws or Regulations

     If any law, rule, regulation, order or other requirement (or any repeal or amendment of an existing rule, regulation, order or other requirement) of a state, local or federal government body,[24] results in a change of 5% or more in the Company's net income from regulated electric operations, O&R will defer on its books of account the total effect of all such annual cost changes in excess of 5% of net income, with any such deferrals to be reflected in rates in a manner found reasonable and appropriate by the Commission.

C.   Confidentiality and Privileged Information

     Pursuant to the provisions of this Plan, the Company is required to and may be requested to provide information to the Commission and other parties. In responding to these requirements and/or requests, the Company reserves the right to assert the legal privileges and/or the right to designate as confidential certain information as described in Appendix E.

D.   Changes in Rates

     The Commission reserves the authority to act on the level of Orange and Rockland's base electric rates in the event of unforeseen circumstances that, in the Commission's opinion, have such a substantial impact upon the return on equity contemplated in this Plan as to render the Company's return unreasonable and unnecessary for the provision of safe and adequate service. If a circumstance occurs that, in the judgment of the Commission, so threatens the Company's economic viability or ability to maintain safe and adequate service, the Company shall be permitted to file for a change in base electric rates at any time. In the event of cost inflation (as measured by a generally accepted economic index, such as the GDP Price Deflator) in excess of 4% per year, the Company may petition the Commission for appropriate relief.

E.   Rate Design Flexibility

     During the term of this Plan, the Company will have the right to seek to change regulated rates in a revenue-neutral manner or to propose de minimis rate changes. All rate changes will be filed with the Commission and subject to its approval.

     Where the Company proposes more than one rate change to take effect at approximately the same time, it will, to the extent practicable, combine such proposals in a single filing with the Commission.

____________________
[24] Excluding Gross Receipts and Franchise Taxes.

     Any changes in rate design will fairly reflect underlying costs of service in order to avoid or minimize the likelihood of customers using electricity uneconomically or wastefully.

F.   Regulatory Reform and Customer Operations
     Procedures

     In consideration of the Company's implementation of retail competition as described in this Plan and in light of the increased uncertainty of accurately forecasting avoided costs as competition is introduced, the parties agree that, upon the Commission's approval of this Plan, Orange and Rockland's obligation to purchase from qualifying facilities under the Public Utility Regulatory Policies Act of 1978 shall be limited to "as available" purchases or contracts for a period of no longer than two years setting forth the price schedules based on projections of Orange and Rockland's system avoided costs.

     To facilitate the Company's operations under the rate plan, the parties agree that the provisions of Part 11, Part 13,
Part 140, and Part 273 of 16 N.Y.C.R.R. and the requirements for a plain language bill format adopted in Case 28080, Order Requiring Gas and Electric Utilities To File Revised Billing Formats (Oct. 31, 1985), should be waived to the extent that any such provisions are inconsistent with the Company's ability to:

        - institute non-discriminatory procedures which require an applicant to provide reasonable proof of the applicant's identity as a condition of service;

        - modify its bill content and format in response to industry restructuring; provided, however, the
          Company's bills will contain the following:

          -    an explanation of how bills may be paid
          -    total charges due
          -    due date
          -    dates of present and previous meter readings
          -    whether the consumption levels were
               based on estimated or actual readings
          -    the amount of any penalty charges
          -    any credits from past bills
          -    any amounts owed and unpaid from previous bills
          -    the customer service classification
          -    any budget plan information, if applicable
          -    unit price of energy consumed or other
               appropriate itemization of charges (including sales taxes and other informative tax itemization)
          -    complete name and address of customer
          - unique account number or customer number assigned to the customer
          -    meter readings
          -    period of time associated with each
               product or service
          -    name of entity rendering bill
          -    local or toll-free telephone number
               customers may call with inquiries

        - include non-tariffed items in a bill; provided, however, that customers' current payments are credited first to tariffed items and that service cannot be terminated for failure to pay non-tariffed items.

     Upon appropriate customer authorization, the Delivery company shall disclose to qualifying ESCOs and other service providers agreeing to such protective conditions as the Commission finds appropriate, residential and non-residential customers' current payment status information to other service providers to the extent such information is limited to: whether or not a deposit could be requested from the customers by the Delivery company due to delinquency, as defined in 16 NYCRR section 11.12(d)(2) or in 16 NYCRR section 13.1(b)(13), or for any reason provided in 16 NYCRR section 13.7(a)(1); whether or not a customer could be denied service by the Delivery company due to unpaid bills on an existing or prior account; or, whether a customer's service could be terminated by the Delivery company, provided that:

        - such information is to be used by other service providers only for the purposes of determining whether unregulated energy services will be provided to the customer, whether a deposit will be requested from such customer, or for other purposes approved by the Commission; and

        - such information request is made by a service provider in response to a bona fide request from the customer to the service provider for electric service or with other customer consent.

     The Company supports the concept of informed customer choice and agrees that consumers are entitled to meaningful environmental information concerning the power provided to them. To effectuate such disclosure, the Company agrees to work with interested parties to develop and implement on a statewide basis a feasible, meaningful and cost-effective approach to providing customers with fuel-mix and emissions characteristics of the generating resources relied upon by the load serving entity.

G.   Customer Outreach and Education

     In conjunction with the parties, Orange and Rockland will continue to develop and implement programs and materials that will aid its customers in understanding the changes in the electricity market that are coming and the nature of the services that customers can expect to receive from the Company in the future. Such programs will include information on environmental programs as described above. The Company's overall goals in conducting these programs are to enable customers, particularly small customers, to make informed choices about utility service while understanding their rights and responsibilities as a utility customer. For retail access and energy services choices in the competitive energy market, the Company's efforts would be complemented by those of the participating providers of competitive services, who can be expected to provide prospective retail access customers with information about the energy choices becoming available to consumers.

     The Company will provide to Staff by June 30 of each year of this Plan, a summary of its customer education efforts. This submission will include, but not be limited to, an assessment of the progress made by these efforts and the various methods used to communicate the information, how the information was distributed, and the most frequently asked questions by customers. The first report is due June 30, 1998.

     As partial retail access is being offered to all customers by May 1998 and full retail access by May 1999, it is essential that the Company's customers are educated so that they can make informed energy choices. To achieve this goal, an information campaign would be undertaken by early next year. The Company agrees to the use of up to the equivalent of $1 million of the present value[25] of fourth year SBC funds for the purpose of educating Residential and Commercial customers about electric competition. Staff will develop a proposal to implement the program to educate customers about electric competition and will circulate it to the active parties by December 31, 1997.

H.   Interdepartmental Transfers

     For purposes of this Plan, electric prices will be reduced by $375,000 annually to reflect an imputation of cost savings resulting from the separation of the gas and electric purchasing functions and the anticipated ensuing cost reduction in gas purchased for electric generation. Cost savings in excess of




____________________
[25] Discounted at the authorized overall rate of return of 8.79%.

$375,000 will be preserved for the benefit of customers in the form of future price reductions or mitigation of stranded costs. The $375,000 annual imputation will initially be in the form of a credit to the FAC and, in the event of changes in the FAC, in an appropriate form of equivalent dollar impact.

     As part of the Company's proposal to separate the gas and electric departments (to allow the electric department to purchase in an open market), the Company proposed a $.05 per Mcf rate for all gas volumes transported to the electric department for electric generation. Consistent with the principles set forth in Appendix K, the Company will submit to the Commission no later than January 1, 1998, proposed changes in the FAC and Gas Adjustment Clause that will accomplish the pricing contemplated herein. Staff will support such pricing and join with the Company in seeking expeditious consideration of the Company's proposal. This proposed charge to the electric department will be a minimum of $1,275,000. The actual annual dollar amount paid to the gas department will be dependent on the volume of gas transported (at $0.05 per MCF) each year for O&R's electric generation, but in no event will the total annual charge be less than $1.275 million. The Company's proposal will provide for a review of the minimum at two-year intervals unless the Company or Staff requests review within a shorter interval.

I.   Other Accounting Provisions

     Consistent with Commission policy and precedent and subject to Staff review for reasonableness, reconciliation and/or deferral accounting of the following costs will continue in effect through the term of this Plan for regulated operations, including 1) R&D, 2) Pensions, 3) Other Post Employment Benefits ("OPEBs"), 4) Demand-Side Management ("DSM"), 5) Cable gasification, 6) the Gas Turbine Maintenance Reserve, and 7) West Nyack and Manufactured Gas Plant site investigation and remediation costs.

J.   Flex Rates and Economic Development Rate

     The Flex Rate and Economic Development provisions contained in the approved Settlement in Case 95-E-0491 will remain in effect through the term of this Plan. Any existing NYPA EDP business customers served pursuant to the current statutory program, including Economic Development Power and high load factor customers served under Rider G, would be exempted from strandable cost recovery to the extent that portion of the customer's usage is provided by NYPA resources and so long as that customer continues to take service under Rider G or any successor tariff rider.

     The Company will design and file a flexible rate tariff for commercial and industrial customers who are currently taking service and who are at serious risk of relocating or closing their facility absent a discount rate. Such tariffs will be available regardless of the supplier of electricity and such discounts will be fashioned in a competitively neutral manner. Additionally, a customer must be receiving a comprehensive package of economic incentives from a State or local authority to qualify for the discount, which, coupled with the rate discount, will enable the business to remain in New York. The mechanism for sharing net lost revenues caused by the discounts resulting from such a rate will be consistent with the Flexible Rate Tariff Provisions approved by the Commission in Case 95-E-0941. The Company will file the tariff within 60 days after the approval of this Plan.

K.   Securitization

     In the event of enactment of statewide securitization legislation providing cost savings to Orange and Rockland, the Company agrees to submit appropriate filings to provide the benefits to Large Commercial, Small Commercial and Industrial and Residential customers, unless otherwise prescribed by such statute or order of the Commission. The Commission will also consider the use of these savings for energy efficiency programs and clean energy technologies.

L.   Gross Receipts and Franchise Taxes

     Any changes in Gross Receipts and Franchise Taxes will be flowed through to Orange and Rockland's customers.

M.   Merger

     Should the regulated utility, within the next five years, merge, purchase or be purchased by any regulated utility or other company in this or any other state, such an event will be considered to be unforeseen for the purpose of this Plan. Such merger or purchase will not, in any manner, restrict the Commission's authority to consider appropriate actions regarding any savings that may result, or from taking any other action that the Commission deems reasonable.

N.   Arrangements with Third Parties

     Prior to the implementation of full retail competition, the Company may enter into arrangements with third parties. The Company acknowledges that the Commission may exercise such authority as is provided by the Public Service Law to approve or disapprove such an agreement or consider actions regarding any savings that may result from any such arrangements and to take any other action that the Commission deems reasonable, including the modification of this Plan.

O.   Comprehensive Nature of Plan

     The foregoing reflects the parties' efforts to resolve complex revenue requirement and rate level issues in this proceeding. The issues involved difficult questions arising from stranded cost recovery as well as issues arising from the corporate restructuring under review in this proceeding. In developing the rate plan, the parties intended to develop a comprehensive plan that accounts for both typical revenue-requirement issues such as expected productivity improvements as well as for claims regarding stranded cost recoverability. The rate plan is intended as a permanent and comprehensive resolution of the Company's revenue requirement for the four-year term of the Plan. The plan resolves these issues on a basis that is intended to allow the Company to remain under the Statement of Financial Accounting Standards No. 71 requiring regulated companies to follow cost-based ratemaking.

P.   Provisions Not Separable

     The parties have negotiated this Plan with each provision being in consideration for, support of, and dependent upon all others. This Plan is, therefore, presented for the Commission's approval as an integrated whole. If the Commission does not approve this Plan in its entirety, without modification, any signatory hereto may withdraw its acceptance of this Plan by serving written notice on the other parties, and shall be free to pursue its position in this proceeding without prejudice.

Q.   Provisions Not Precedent

     The terms and provisions of this Plan apply solely to and are binding only in the context of the purposes and results of this Plan. None of the terms and provisions of this Plan and none of the positions taken herein by any party may be referred to, cited or relied upon by any other party in any fashion as precedent in any other proceeding before this Commission or any other regulatory agency or before any court of law except in furtherance of the purposes of this Plan.

R.   Plan Modification

     Upon mutual agreement, the signatories may modify this Plan in writing to take into consideration material information that may become available after the execution of this Plan and submit such written modification to the Commission for its approval.

S.   Term and Time Line

     The term of this Plan runs for four years from the effective date of the new rates implemented upon Commission approval of this Plan. The dates scheduled for expansion of the PowerPick(TM) Program and the implementation of full retail access shall remain May 1, 1998 and May 1, 1999, respectively. The times for various actions to be accomplished by the various parties are set forth on Appendix A.

T.   Effect of Plan

     The Company will petition the Appellate Division of the Supreme Court for permission to withdraw its December 24, 1996 appeal in Energy Association of N.Y.S. v. Public Service Commission, Albany County Index No. 5830-96, with prejudice, following final Commission approval of this agreement (i.e., when any appeals from such approval are exhausted or the time to appeal has expired). Until this petition is granted, the Company will discontinue its appeal to the extent it is able to do so without forfeiting the right to appeal.

     The Company has made the following additional concessions:

          - Providing for substantial price reductions to large industrial customers and all other customers.

          - Divestiture of the Generating Assets pursuant to an auction process.

          - Allocating equity earnings in excess of the sharing threshold between shareholders and customers and to writing down Commission-approved deferred costs.

          -    Expanding PowerPick(TM) (energy only) to all Large
               Industrial Customers at the time of the effectiveness of new rates and to all other customers in 1998.

          - Providing full retail access (energy and capacity) to all customers in 1999.

          - Agreeing to address alternative ways of providing metering and billing services.

     It is the express intention of the signatories hereto that Orange and Rockland be provided with:

          - A reasonable rate of return while maintaining the overall level of rates for the term of the Plan.

          - A reasonable opportunity to recover prudently incurred strandable costs as a result of divesting the Generating Assets, or otherwise during the effectiveness of the CTC.

     The parties agree that the provisions of this Plan will result in rates that are just and reasonable to both customers and shareholders through the four-year term of this Plan.

     Future generic determinations by the Commission will be addressed in good faith by the parties to this Plan and will provide guidance for potential tailoring or application of those determinations or this agreement, as appropriate, to preserve this agreement and associated considerations and obligations of Orange and Rockland and the Commission.

U.   Dispute Resolution

     In the event of any disagreement over the interpretation of this Plan or the implementation of any of the provisions of this Plan, which cannot be resolved informally among the parties hereto, such disagreement shall be resolved in the following manner: the parties shall promptly attempt to convene a conference and in good faith shall attempt to resolve such disagreement. If any such disagreement cannot be resolved by the parties within 30 days, any party may petition the Commission for relief on a disputed matter.

V.   Additional Public Statement Hearings

     The parties agree that additional public statement hearings should be held in the Company's service territory prior to the Commission acting on this Plan in order to receive and consider public input on important matters included within this Plan. The parties strongly encourage the Secretary to schedule such hearings.


                    Orange and Rockland Utilities, Inc.



                    G.D. CALIENDO, ESQ.
                    G.D. Caliendo, Esq.
                    Senior Vice President, General Counsel and
                    Corporate Secretary



                    New York State Department of Public Service



                    SAUL A. RIGBERG, ESQ.
                    Saul A. Rigberg, Esq.
                    Assistant Counsel

                    New York State Department of
                    Economic Development



                    JEFFREY SCHNUR
                    Jeffrey Schnur
                    Director of Energy Policy

                    National Association of Energy Service Companies



                    RUBEN S. BROWN
                    Ruben S. Brown

                    The Joint Supporters
                    By: The E Cubed Company



                    RUBEN S. BROWN
                    Ruben S. Brown

                    Industrial Energy Users Association



                    THOMAS A. CONDON, ESQ.
                    Thomas A. Condon, Esq.
                    Birbrower, Montalbano, Condon & Frank, P.C.


                    L.M. DIVALENTINO
                    L.M. DiValentino
                    Strategic Power Management, Inc.



          Exceptions to the following provisions of the Plan:

                    __________________________________________

                    __________________________________________



                    Independent Power Producers of New York, Inc.



                    CAROL E. MURPHY
                    Carol E. Murphy
                    Executive Director

                    Pace Energy Project



                    DAVID R. WOOLEY
                    David R. Wooley
                    Counsel for the Energy Project
                    Center for Environmental Legal Studies
                    Pace University School of Law


                                                     Appendix A



                  Time Line for Certain Actions


November 6, 1997                        Plan Filed

_____________________                   Commission approves Plan

_____________________                   O&R withdraws from
                                        Article 78 appeal (4
                                        months after Commission
                                        approval)

Effectiveness of new rates              O&R provides Large
                                        Industrial Customers with
                                        opportunity to realize an
                                        electric price of 6
                                        cents/kWh and reduces
                                        electric rates for all
                                        other customers by 1.09%.
                                        PowerPick(TM) is expanded to
                                        include all large
                                        Industrial Customers
                                        (energy only)

December 1997                           O&R files proposed draft
                                        unbundled electric
                                        tariffs

February 1998                           O&R submits initial
                                        divestiture plan

May 1, 1998                             O&R expands PowerPick(TM)
                                        (energy only) to all
                                        customers

May 1998                                O&R submits detailed
                                        divesture plan

One year after effectiveness            O&R reduces rates for all
of new rates                            other customers by an
                                        additional 1%

_____________________                   O&R forms Holding company

_____________________                   Unbundled electric
                                        tariffs become effective

March 31 1999                           O&R submits metering
                                        proposal

April 30, 1999                          O&R selects winning
                                        bidders of auction

May 1, 1999                             O&R introduces full
                                        retail choice (energy and
                                        capacity) to all
                                        customers

May 1, 1999                             Recommendations on POLR
                                        obligation submitted

May 1, 1999                             CTC commences, if
                                        necessary

December 31, 1999                       Metering proposal becomes
                                        effective assuming
                                        significant technical
                                        obstacles are resolved

October 31, 2000, or earlier            CTC terminates

Four years after effectiveness          Plan terminates
of new rates



                                                     Appendix B


                    Standard Industrial Codes

                           Division B

                             Mining

                     The Division as a Whole


     This division includes all establishments primarily engaged in mining. The term mining is used in the broad sense to include the extraction of minerals occurring naturally; solids, such as coal and ores; liquids, such as crude petroleum; and gases such as natural gas. The term mining is also used in the broad sense to include quarrying, well operations, milling (e.g., crushing, screening, washing, flotation), and other preparation customarily done at the mine site, or as a part of mining activity.

     Exploration and development of mineral properties are included. Services performed on a contract or fee basis in the development or operation of mineral properties are classified separately, but within this division. Establishments which have complete responsibility for operating mines, quarries, or oil and gas wells for others on a contract or fee basis are classified according to the product mined rather than as mineral services.

     Mining operations are classified, by industry, on the basis of the principal mineral produced, or, if there is no production, on the basis of the principal mineral for which exploration or development work is in process. The mining of culm banks, ore dumps, and tailing piles is classified as mining according to the principal mineral product derived.

     The purification and distribution of water is classified in Transportation and Public Utilities, Industry 4941, and the bottling and distribution of natural spring and mineral waters is classified in Wholesale Trade, Industry 5149.

     Crushing, grinding, or otherwise preparing clay, ceramic, and refractory minerals; barite; and miscellaneous nonmetallic minerals, except fuels, not in conjunction with mining or quarrying operations, are classified in Manufacturing, Industry 3295. Dressing of stone or slab is classified in Manufacturing, Industry 3281, whether or not mining is done at the same establishment.



                           Division D

                          Manufacturing

                     The Division as a Whole


     The manufacturing division includes establishments engaged in the mechanical or chemical transformation of materials or substances into new products. These establishments are usually described as plants, factories, or mills and characteristically use power driven machines and materials handling equipment. Establishments engaged in assembling component parts of manufactured products are also considered manufacturing if the new product is neither a structure nor other fixed improvement. Also included is the blending of materials, such as lubricating oils, plastics, resins or liquors.

     The materials processed by manufacturing establishments include products of agriculture, forestry, fishing, mining, and quarrying as well as products of other manufacturing establishments. The new product of a manufacturing establishment may be finished in the sense that it is ready for utilization or consumption, or it may be semifinished to become a raw material for an establishment engaged in further manufacturing. For example, the product of the copper smelter is the raw material used in electrolytic refineries; refined copper is the raw materials used by copper wire mills; and copper wire is the raw material used by certain electrical equipment manufacturers.

     The materials used by manufacturing establishments may be purchased directly from producers, obtained through customary trade channels, or secured without recourse to the market by transferring the product from one establishment to another which is under the same ownership. Manufacturing production is usually carried on for the wholesale market, for interplant transfer, or to order for industrial users, rather than for direct sale to the domestic consumer.

     There are numerous borderline cases between manufacturing and other divisions of the classification system. Specific instances will be found in the descriptions of the individual industries. The following activities, although not always considered as manufacturing, are:

     Milk bottling and pasteurizing;

     Fresh fish packaging (oyster
          shucking, fish filleting);


     Apparel jobbing (assigning of
          materials to contract factories
          or shops for fabrication or other
          contracting operations) as well as
          contracting on materials
          owned by others;

     Publishing;

     Ready-mixed concrete production;

     Leather converting;

     Logging;

     Wood preserving;

     Various service industries to the
          manufacturing trade, such as typesetting, engraving, plate printing, and preparing electrotyping and stereotype plates, but not blue-printing or photocopying services;

     Electroplating, plating, metal heat
          treating, and polishing for the trade;

     Lapidary work for the trade;

     Fabricating of signs and advertising
          displays.

     There are also some manufacturing-type activities performed by establishment which are primarily engaged in activities covered by other divisions, and are, thus not classified as manufacturing. A few of the more important examples are:


Agriculture, Forestry, and Fishing

     Processing on farms is not considered manufacturing if the raw materials are grown on the farm and if the manufacturing activities are on a small scale without the extensive use of paid labor. Other exclusions are threshing and cotton ginning.

Mining

     The dressing and beneficiating of ores; the breaking, washing, and grading of coal; the crushing and breaking of stone;
and the crushing, grinding, or otherwise preparing of sand, gravel, and nonmetallic chemical and fertilizer minerals other than barite are classified in Mining.

Construction

     Fabricating operations performed at the site of construction by contractors are not considered manufacturing, but the prefabrication of sheet metal, concrete, and terrazzo products and similar construction materials is included in the Manufacturing Division.

Wholesale and Retail Trade

     Establishments engaged in the following types of operations are included in Wholesale or Retail Trade; cutting and selling purchased carcasses; preparing feed at grain elevators and farm supply stores; stemming leaf tobacco at wholesale establishments; and production of wiping rags. The breaking of bulk and redistribution in smaller lots, including packaging, repackaging, or bottling products, such as liquors or chemicals, is also classified as Wholesale or Retail Trade. Also included in Retail Trade are establishments primarily engaged in selling, to the general public, products produced on the same premises from which they are sold, such as bakeries, candy stores, ice cream parlors, and custom tailors.

Services

     Tire retreading and rebuilding, sign painting and lettering shops, computer software production, and the production of motion picture films (including video tapes) are classified in Services. Most repair activities are classified as Services. However, some repair activity such as shipbuilding and boatbuilding and repair, the rebuilding of machinery and equipment on a factory basis, and machine shop repair are classified as Manufacturing.


                                                     Appendix C


                   Eligibility Guidelines for
            Large Industrial Customer Classification


     The following guidelines shall serve as eligibility requirements to take service under the Large Industrial Customer classification:

    (i) General primary, substation and transmission service customers who maintain a minimum demand of 1,000 kW during any two of the previous twelve months.

    (ii)  The facility is classified by the Standard
          Industrial Classification Manual (1987 edition or supplements thereto) as Mining (Division B) or Manufacturing Division).

    (iii) Energy use for mining or manufacturing purposes must be at least 60% of their total energy usage as determined by the Company.

    (iv)  At time of application for Large Industrial
          Classification a Minimum Eligibility Requirement for that facility representing 60% of customer's total energy usage at time of application will be established.

    (v) If a customer's actual kWh energy usage for minings or manufacturing purposes falls below the Minimum Eligibility Requirement established in (iv) above by more than 25% the customer will be removed from this rate and transferred to as appropriate service classification.

    (vi) A customer who fails to maintain criteria set forth in (i), (ii) and (iii) above may at the customer's option transfer to another appropriate service classification.


                                                          Appendix D


                      Sources of Price Reductions


       Description         Year 1    Year 2    Year 3     Year 4   Total

Expiring Surcharges:
  RDM Rate Allowance     $468,000   $468,000  $468,000   $468,000
  Allowance for Rate Case Costs                253,000    253,000
  Amort. of OPEBs                            1,016,000  1,016,000
  NUG Amortization                                      4,978,000(A)

  Subtotal                468,000   468,000  1,737,000  6,715,000

One-Time Refunds (3 year Amortization):
  Ramapo Tax Settlement 1,855,600   902,200    902,200
  R&D Overcollection      541,000   541,000    541,000
  RDM Overcollection       82,000    82,000     82,000
  Investigation Refund
    Shortfall              40,000    40,000     40,000
  Unallocated Depreciation
    Reserve - Net(71%)  1,491,873 1,491,873  1,491,873

  Subtotal              4,010,473 3,057,073  3,057,073          0

Other Cost Reductions
  Special Franchise Property
    Tax Savings           185,000   185,000    185,000    185,000
  DSM Program Reductions  645,000 1,335,000  1,335,000  1,335,000
  R&D Reductions          300,000   300,000    300,000    300,000
  Gas Transfer Pricing
  (71%)                   380,069   380,069          0          0
  Incremental Holding
    Company Costs(B)     -250,000  -250,000   -250,000   -250,000

  Subtotal              1,260,069 1,950,069  1,570,000  1,570,000

Total Cost Reductions
  (Excl. GRT)          $5,738,542$5,475,142 $6,364,073 $8,285,000
GRT Gross-up              371,858   354,789    412,392    536,868

Cost Reductions
  (Incl. GRT)          $6,110,400$5,829,931 $6,776,465 $8,821,868

PowerPick(TM) Savings Opportunity
   (Incl. GRT)         $1,108,000$1,108,000 $1,108,000 $1,108,000

Total Sources of Price
  Reduction (Incl. GRT)$7,218,400$6,937,931 $7,884,465 $9,929,868 $31,970,664


(A) Total NUG Amortization of $5,292,000 less amount applied to other regulatory assets in the amount of $314,000.

(B) Costs up to maximum of $1.0 million incurred in establishment of Holding company will be deferred and amortized over term of settlement.

                                                     Appendix E


                     Privileged Information

     Nothing in this Plan requires or will be construed to require the Delivery company, the Holding company or an unregulated subsidiary to provide Staff or any other party access to, or to make disclosure of any information as to which the entity in possession of such information would be entitled to assert a legal privilege, such as the attorney-client privilege, if, either (i) the privilege could be asserted pursuant to CPLR 4503, CPLR 3101 (or any other applicable statute or constitution) in a judicial proceeding, action, trial or hearing, or (ii) providing access to or making disclosure of such information would impair in any manner the right of the entity in possession of such information to assert such privilege against third parties.

     If Staff or any other party seeks access to or disclosure of any information that either the Delivery company, the Holding company or an unregulated subsidiary believe is privileged and not subject to access or disclosure under the terms of this Plan, counsel for the entity asserting such privilege will detail, to the extent practical without destroying the privilege, the reasons why the privilege is being claimed in sufficient detail to permit a determination of whether or not to dispute the claim of privilege. If Staff or any other party decides to dispute such claim, it may request that an assigned administrative law judge conduct an in camera review of such information to determine whether it is in fact exempt from access or disclosure under the terms of this section, which disclosure shall not be deemed waiver of the privilege. Such determination will be subject to review by the Commission and, if necessary, judicial review.


                   Confidentiality of Records

     The Holding company and the Delivery company shall designate as confidential any non-public information to or of which Staff or any other party requests access or disclosure, and which the Holding company, the Delivery company or an unregulated subsidiary believe is entitled to be treated as a trade secret. The Holding company, Delivery company or unregulated subsidiary shall provide the requesting party with a redacted version of the information deemed to be confidential together with a non-confidential description of the information and a full explanation of why the information should be provided "trade secret" status. Any party will have the right to contest the trade secret nature of such designated confidential information in accordance with the Commission's Rules of Procedure.


     Anyone who is afforded access to, or to whom disclosure is made of, designated confidential portions of books and records, financial information, contracts, minutes, memoranda, business plans, and the like, will agree to maintain such information as confidential, other than information that previously has been made public. For the purposes of this Plan, "information that previously has been made public" will mean information that either (i) has been disclosed by either the Holding company, the Delivery company or any unregulated subsidiary in financial or other literature to the financial community or to the public at large, (ii) appears in documents contained in the public files of a local, state or federal agency, body or court and which has not been accorded trade secret protection, or (iii) information that otherwise is in the public domain.

     In the event that Staff or any other party receives any information designated as confidential pursuant to the procedures described in this Plan and desires to use such information in a litigated proceeding before the Commission, Staff or the party will first notify counsel for the Delivery company and the Holding company and the unregulated subsidiary, if applicable, of the nature of such information as well as its intention to use such information in such proceeding and afford the Delivery company, the unregulated subsidiary and/or the Holding company the opportunity to apply to the administrative law judge presiding over such proceeding within ten (10) business days for a ruling designed to maintain the confidentiality of such information under Part 6-1 of the Commission's Rules of Procedure (16 NYCRR). Staff and any other party may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under Part 6-1.

     In the event that a member of Staff receives any information designated as confidential pursuant to the procedures described in this Plan and desires to use or refer to such information in a memorandum or other document which may become an "agency record" as the term is defined in the New York Freedom of Information Law, Staff first shall notify the Company Liaisons (as defined in Appendix H, p. 4, paragraph (iv)) of the nature of such information as well as its intended use, and afford the Delivery company, the unregulated subsidiary, if applicable, and/or the Holding company the opportunity to apply to the Commission under
Part 6-1 of the Commission's Rules of Procedure within ten (10) business days for a protective order designed to maintain the confidentiality of such information. Staff and any other party may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under
Part 6-1.

     Should O&R or any of its affiliates come into possession of any information protected by the provisions of Part 6-1 of the Commission's regulations, such information shall be afforded the same protection by the Company as is afforded the Company's confidential information under the provisions of this Appendix. Contract and pricing terms between Delivery company customers and providers other than O&R or its affiliates shall constitute confidential information and will be used by the Company solely as needed to comply with its required customer and supplier billing function under PowerPick(TM). O&R shall provide such confidential information to its own personnel on a need-to-know basis only and will not disclose such information to any affiliate without the written consent of the party with proprietary rights in the information. Any confidential information provided to O&R shall be clearly marked on every page to the effect that the information is confidential and protected by the Commission's rules on confidentiality and non-disclosure.


                                                     Appendix F


     Customer Service and Reliability Performance Mechanism


Customer Service

     The Company shall continue the customer service performance mechanism consisting of: 1) an annual Residential Customer
Assessment Score ("RCAS"), 2) an annual Commercial and Industrial
Customer Assessment Score ("CICAS"), and 3) an annual PSC complaint rate target.

     The customer satisfaction surveys that will be used as the basis to establish the targets discussed below are intended to evaluate Company performance as rated by customers in the categories of overall favorableness, value and loyalty. The customer satisfaction survey shall be conducted for each year of this Plan. At the commencement of retail access, the Company and Staff will assess the appropriateness of the survey upon which the CAS is based and determine whether a modified survey is necessary.

     The RCAS target shall be 2.73 for each rate year of the Plan. The actual RCAS will be subject to adjustment to account for any applicable margin of error. If the actual RCAS as adjusted falls below the 2.73 target or the customer satisfaction survey is not performed in any rate year, the Sharing Threshold (as defined in this Plan) will be reduced by five basis points in that rate year.

     The CICAS target shall be 2.65 for each rate year of the Plan. The actual CICAS will be subject to adjustment to account for any applicable margin of error. If the actual CICAS, as adjusted, falls below the 2.65 target or the customer satisfaction survey is not performed in any rate year, the Sharing Threshold will be reduced by five basis points in that rate year.

     The annual PSC Complaint Rate target shall be 10.6 complaints per 100,000 customers for each rate year. The actual complaint rate shall be calculated using a 12-month average. If the actual complaint rate exceeds 10.6 in any rate year, the Sharing Threshold will be reduced by five basis points in that rate year.

     The Company will, upon request from Staff, provide such information as is available to verify survey results. Any confidential information or trade secrets given to Staff shall be held and used in accordance with Appendix E.

Average Duration of Interruptions

     The weighted Company-wide average duration of interruption level target it 1.54 Hrs./Int. ("Interruption Duration Target"), which is a composite of the following minimum acceptable values established by the Commission's Order of May 30, 1995, in Case 95-E-0165:

                                                Minimum
    Operating Area   Interruption Standard     (Hrs./Int.)

       Eastern             Duration               1.46
       Central             Duration               1.70
       Western             Duration               1.53

If, for any of the rate years covered by this Plan, Orange and Rockland fails to achieve the Interruption Duration Target, the Sharing Threshold (as defined in this Plan) applicable to that rate year shall be reduced by five basis points.

Average Frequency of Interruptions

     The weighted Company-wide average frequency of interruption level target is 1.70 Int./Cust. ("Interruption Frequency Target") which is a composite of the following minimum acceptable values established by the Commission in its order dated May 30, 1995, in Case 95-E-0165:

                                                  Minimum
    Operating Area   Interruption Standard     (Int./Cust.)

       Eastern             Frequency              1.46
       Central             Frequency              1.70
       Western             Frequency              2.25

If, for any of the rate years covered by this Plan, Orange and Rockland fails to achieve the Interruption Frequency Target, the Sharing Threshold applicable to that rate year shall be reduced by five basis points.


                                                     Appendix G

             Low Income Customer Assistance Program

                          Introduction

     On April 2, 1996, Orange and Rockland Utilities, Inc. ("Orange and Rockland" or the "Company"), New York State Department of Public Service Staff ("Staff"), the New York State Consumer Protection Board ("CPB") and the Industrial Energy Users Association ("IEUA") entered into a settlement agreement on electric rates in Case 95-E-0941 ("Rate Case Settlement Agreement") in this proceeding. As part of the Rate Case Settlement Agreement, the parties agreed to meet and discuss the feasibility of developing a new low income program. The Rate Case Settlement Agreement was approved by the Commission in Opinion No. 96-21 issued August 12, 1996.

     Since the issuance of Opinion No. 96-21, representatives of the Company, Staff, Pace Energy Project ("Pace") and Public Utility Law Project of New York, Inc. ("PULP") have met on various occasions to discuss the development of a new low income program. The parties have agreed that the Company shall implement a low income program ("program") in accordance with the terms and conditions set forth below.

1.   Term

     The Program will commence as soon as practicable after the effectiveness of new rates and terminate four years thereafter.

2.   Eligible Customers

     The Program will be conducted solely for the residents of the City of Port Jervis, New York and/or residents of the zip code area 12771. The goal of the Program is to serve approximately 400 customers in total, or approximately 100 customers for each of the four years included in this Plan. To be eligible, a customer must have been the current customer of record and been receiving service for at least one year at the present location.

3.   Program Expenditures

     Program expenditures will include all expenses for energy efficiency, arrears forgiveness, evaluation and administration.
Funding for this Program, including $35,000 of administrative costs per year, shall come from unexpended DSM funds.

     Expenditures per customer will be capped at $1,000. This expenditure includes the cost of an energy audit, disaggregated billing analysis, energy efficiency measures, and arrears forgiveness. If the Company finds that it is spending consistently less than $1,000 per customer, it will attempt to recruit more customers (in excess of the original 400 customers) into the Program in order to fully expend the available funds.

4.   Financial Eligibility Criteria

     Customers must be at or below 150% of the Federal Poverty Level to qualify for entry into the Program. HEAP eligibility guidelines will be used. Participating customers must apply for HEAP benefits, and, where applicable, customers also must apply to the Neighbor Fund for a grant.

     The Company's target for recruiting customers who are on a direct payment program with the Department of Social Services will be 10% of the total customers served.

5.   Budget Program

     Participating customers will be required to participate in the Company's budget program.

6.   Landlord Contribution

     If a customer lives in a leased premise, a landlord contribution of 25% will be required for energy conservation measures. If the landlord does not contribute, the customer will not be eligible to participate in the Program.

7.   Energy Audit

     An energy audit will be conducted for each participant to identify the potential for the installation of an energy efficient refrigerator and/or weatherization measures. Weatherization measures will be considered for electric or gas heating customers only. The final determination of which measures, if any, to install will be based on the cost of the measures and the benefits to the customer.

8.   Contract

     A participating customer must execute a contract with the Company which sets forth the terms of the agreement including: the budget payments to be made, the amount of arrears forgiveness agreed on (if any), the energy measures to be installed, and the conditions upon which continued participation will be allowed. The contract will also provide that the customer will be removed from credit action while participating in the Program.

9.   Program Measures

     The Program will address energy efficiency, payment patterns, and/or arrears forgiveness, depending upon a customer's circumstances. Energy efficiency measures (including refrigerator replacement) will be the first priority for Program expenditures.

10.  Arrears Forgiveness

     Arrears forgiveness, capped at $250 per participant, is a customer option in the Program. Customers who choose this option will be required to make on-time monthly budget payments. If a customer fails to make three monthly payments by the due date for those payments, the customer will be removed automatically from the Program, will forfeit any further arrears forgiveness, will be returned to normal credit action.

     All accounts complying with the payment criteria, as well as all other Program requirements, will then have 25% of the arrears agreed on between the customer and the Company removed from the customers account at the end of each successful three-month segment.

     If a participating customer chooses not to take advantage of the arrears forgiveness component, the customer will be required to participate and remain on a mutually agreeable payment plan to address the customers arrears condition.

     At the conclusion of a customer's participation in the Program, any arrears still existing will be subject to a mutually agreeable payment plan, and all normal collection activity will be reinstated.

11.  Program Evaluation

     At the conclusion of the Program's first year, the Company will prepare and provide to Staff a brief status report on the Program. The Company will evaluate the Program and prepare a detailed report within 75 days of the Program's conclusion.

12.  Legislative, Regulatory or Related Actions

     If any law, rule, regulation, order or other requirement (or any repeal or amendment of an existing rule, regulation, order or other requirement) of the state, local or federal government results in a material change in the terms of this Plan, the parties agree to reconvene promptly and consider any appropriate changes to this Plan.
                                                     Appendix H

                Standards of Competitive Conduct

General Principles

     The following standards of competitive conduct shall govern the Delivery company's relationship with any energy supply and energy service affiliates:

    (i) There are no restrictions on affiliates using the same name, trade names, trademarks, service names, service mark or a derivative of a name, of the Holding company or the Delivery company or in identifying itself as being affiliated with the Holding company or the Delivery company. The Delivery company will not provide sales leads involving customers in its service territory to any affiliate, including the ESCO, and will refrain from giving any appearance in promotional advertising or otherwise that the Delivery company speaks on behalf of an affiliate or that an affiliate speaks on behalf of the Delivery company. If a customer requests information about securing any service or product offered within the service territory by an affiliate, the Delivery company will provide a list of companies of which it is aware operating in the service territory who provide the service or product, which may include an affiliate, but the Delivery company will not promote its affiliate.

    (ii) The Delivery company will not provide services to its marketing affiliates or customers of its marketing affiliates on preferential terms, nor represent that such terms are available, exclusively to customers who purchase goods or services from, or sell goods or services to, an affiliate of the Delivery company. The Delivery company will not purchase goods or services on preferential terms offered only to suppliers who purchase goods or services from, or sell goods or services to an affiliate of the Delivery company. The Delivery company will not represent to any customer, supplier, or third party that an advantage may accrue to such customer, supplier, or third party in the use of the Delivery company's services as a result of that customer, supplier or third party dealing with any affiliate. This standard does not prohibit two or more of the unregulated affiliates from lawfully packaging their services. The Delivery company must process all similar requests for distribution services in the same manner and within the same period of time.

    (iii) All similarly situated customers, including energy services companies and customers of energy service companies, whether affiliated or unaffiliated, will pay the same rates for the Delivery company's utility services and the Delivery company shall apply any tariff provision in the same manner if there is discretion in the application of the provision. The Delivery company must strictly enforce a tariff provision for which there is no discretion in the application of the provision.

    (iv) Transactions subject to FERC's jurisdiction over the provision of sales or services in interstate commerce will be governed by FERC's orders or standards as applicable.

    (v) Release of proprietary customer information relating to customers within the Delivery company's service territory shall be subject to prior authorization by the customer and subject to the customer's direction regarding the person(s) to whom the information may be released.

    (vi) The Delivery company will not disclose to its affiliate any customer or market information relative to its service territory, including, but not limited to utility customer lists, that it possesses or receives from a marketer, customer, potential customer, or agent of such customer or potential customer other than information available from sources other than the Delivery company, unless it discloses such information to its affiliate's competitors on an equal basis and subject to the consent of the marketer, customer, or potential customer.

    (vii) The Delivery company shall establish a complaint process consistent with the following. If any competitor or customer of the Delivery company believes that the Delivery company has violated the standards of competitive conduct established in this section of the agreement, such competitor or customer may file a complaint in writing with the Delivery company. The Delivery company will respond to the complaint in writing within twenty (20) business days after receipt of the complaint, including a detailed factual report of the complaint and a description of any course of action proposed to be taken. After the filing of such response, the Delivery company and the Complaining party will meet, if necessary, in an attempt to resolve the matter informally. If the Delivery company and the complaining party are not able to resolve the matter informally within 15 business days, the matter will be referred promptly to the Commission for disposition.

    (viii)The Commission may impose on the Delivery company remedial action for violations of the standards of competitive conduct. If the Commission believes that the Delivery company has engaged in material violations of the standards of competitive conduct during the course of this Plan, it shall provide the Delivery company notice of and a reasonable opportunity to remedy such conduct or explain why such conduct is not a violation. If the Delivery company fails to remedy such conduct within a reasonable period after receiving such notice, the Commission may take remedial action with respect to the Holding company to prevent the Delivery company from further violating the standard(s) at issue. Such remedial action may include directing the Holding company to divest the unregulated subsidiary, or some portion of the assets of the unregulated subsidiary, that is the subject of the Delivery company's material violation(s), but exclude directing the Holding company to divest the Delivery company or imposing a service territory restriction on the unregulated subsidiary. If the Holding company is directed to divest an unregulated subsidiary, it may not thereafter, without prior Commission approval, use a new or existing subsidiary of the Holding company to conduct within the Delivery company's service territory the same business activities as the divested subsidiary (e.g., energy services). The Delivery company and the Holding company may exercise any and all legal and/or equitable relief from such remedial actions, including, but not limited to injunctive relief. Neither Orange and Rockland nor any affiliate or subsidiary will challenge the Commission's legal authority to implement the provisions of this subparagraph.

    (ix) The Standards of Competitive Conduct set forth in this Plan will apply in lieu of any existing generic standards of conduct (e.g., the interim gas standards established in Case 93-G-0932) and may be proposed as substitutes for any future generic Standards of Competitive Conduct established by the Commission through the term of this Plan. Unless otherwise ordered by the Commission, the Standards of Competitive
          Conduct set forth in this Plan will continue to apply after the expiration of the term of this Plan, given the Company's need for stability in rules governing its structure. Before the Commission makes any changes to these standards, it will consider the Company's specific circumstances, including its performance under the existing standards.

    (x) The rate levels provided for in this Plan cover all royalties that otherwise would be credited to the Delivery company's customers, at any time, including after the expiration of this Plan.

Access to Books and Records and Reports

    (i) Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privileges, to the books and records of the Holding company and the Holding company majority-owned subsidiaries.

          Staff will have access, on reasonable notice and subject to the provisions of Appendix E regarding confidentiality and privileges, to the books and records of all other Holding company subsidiaries to the extent necessary to audit and monitor any transactions which have occurred between the Delivery company and such subsidiaries, to the extent the Holding company has access to such books and records.

    (ii) The Delivery company will supplement the information that the Commission's regulations require it to report annually with the following information:
          Transfers of assets to and from an affiliate, cost allocations relative to affiliate transactions, identification of Delivery company employees transferred to an affiliate, and a listing of affiliate employees participating in common benefit plans.

    (iii) The Holding company will provide a list on a quarterly basis to the Commission of all filings made with the Securities and Exchange Commission by the Holding company and any subsidiary of the Holding company including the Delivery company.

    (iv) A senior officer of the Holding company and the Delivery company will each designate a company employee, as well as an alternate to act in the absence of such designee, to act as liaison among the Holding company, the Delivery company and Staff ("Company Liaisons"). The Company Liaisons will be responsible for ensuring adherence to the established procedures and production of information for Staff, and will be authorized to provide Staff access to any requested information to be provided in accordance with this Plan.

    (v) Access to books and records shall be subject to claims of privilege and confidentiality as set forth in Appendix E hereto.


                                                     Appendix I

                       Affiliate Relations

1.   General

     a) The Delivery company and the Holding company's other subsidiaries will be operated as separate entities, with separate books of account and other business records, within 180 days of formation of the Holding company. Unregulated affiliates will establish and maintain separate and distinct offices and work space from the Delivery company in a separate building or leasehold.

     b) Draft cost allocation guidelines are attached as Appendix J. These guidelines are fully reviewable and non-binding proposals that may be amended and/or supplemented as necessary. The Company will file with the Director of the Office of Accounting and Finance of the Department of Public Service all amendments and supplements to the guidelines, thirty days prior to making such change(s). At the discretion of the Commission, these guidelines will be considered in either the unbundling phase of this proceeding or as part of the Company's application to form a Holding company as appropriate.

     c) Neither the Delivery company nor marketing affiliate personnel shall communicate with any customer, supplier or third party that any advantage may accrue to such customer supplier or third party in the use of the Delivery company's service as a result of their dealing with the marketing affiliate.

     d) If the Delivery company offers its affiliate or a customer of its affiliate a discount or special arrangement for distribution service, billing, metering on any other service offered, it must contemporaneously offer the same arrangement to all similarly situated non-affiliate merchants and must file with the Commission procedures that will enable the Commission to determine how the Delivery company is complying with those standards.

2.   Transfer of Assets

     a) Transfers of assets from an affiliate to the Delivery company will not require prior Commission approval. Transfers of assets from the Delivery company to an affiliate will not require prior Commission approval, except for assets of the Delivery company whose transfer requires Commission approval under Public Service Law, Section 70.

     b) For all assets other than generating stations, transfers of assets from the Delivery company to an affiliate shall be at the higher of net book value or fair market value net of deferred Federal income taxes, except that the Delivery company may, as part of its reorganization, transfer to the Holding company or affiliate, at no charge, title to office furniture, equipment and other assets having an aggregate net book value not to exceed $250,000 (on a system basis). Transfers of assets from an affiliate to the Delivery company shall be on a basis not to exceed fair market value.

     c) Fair market value shall be determined in accordance with the cost allocation guidelines. For example, the Delivery company may transfer to an affiliate any computer software system that the Delivery company is authorized to transfer, without data, at a price at which the Delivery company would sell such software to an unaffiliated third party.

3.   Personnel

     a) The Delivery company and the unregulated affiliates will have separate operating employees.

     b) Officers of the Delivery company may not be officers of the ESCO.

     c) Employees may be transferred from the Delivery company to an unregulated affiliate upon mutual agreement. Transferred employees may not be reemployed by the Delivery company for a minimum of one year after the transfer date. Employees returning to the Delivery company may not be transferred again to an unregulated affiliate until one year after the date of return. The Delivery company will file annual reports to the Commission, beginning 45 days after the end of the first calendar quarter following structural separation showing transfers between the Delivery company and unregulated affiliates by employee name, former company, former position, new company, new position, and salary or annualized base compensation.

     d) For each employee transferred from the Delivery company to an unregulated affiliate, the unregulated affiliate shall compensate the Delivery company by paying an amount equal to 25% of the employee's prior year's annual salary on a one-time basis, except that there shall be no compensation (i) for employees transferred to an unregulated affiliate not later than six months from the date of structural separation or the unregulated affiliate to which the employee is transferred is formed, whichever is later; (ii) for the transfer of employees covered by a collective bargaining agreement; or (iii) where the employee's transfer is attributable to the transfer or reduction of a Delivery company function or major asset.

     e) The foregoing provisions do not restrict any affiliate from loaning employees to Delivery company to respond to an emergency that threatens the safety or reliability of service to consumers.

     f) The compensation of Delivery company employees may not be tied to the performance of any of the unregulated subsidiaries, provided, however, that stock of the Holding company may be used as an element of compensation and the compensation of common officers of the Holding company and Delivery company may be based upon the operations of the Holding company and Delivery company.

     g) The employees of Holding company, Delivery company and the unregulated subsidiaries may participate in common pension and benefit plans, provided that funding requirements for employees remaining with the regulated entity are readily determined. If the plans are maintained or amended in such a manner that employees of the unregulated entities are treated inconsistently with the employees of the regulated entity, then the plans of the regulated entity will be segregated and made independent.

4.   Provision of Services and Goods

     a) Corporate services (such as corporate governance, administrative, legal, purchasing and accounting) may be provided by the Holding company to or on behalf of the Delivery company and unregulated affiliates at a price equal to fully-loaded cost. This guideline will not operate as a prescription of the ratemaking treatment of requested allowances for the costs of such services.

     b) The Delivery company may provide services to an unregulated affiliate, except that the Delivery company may not use any of its marketing or sales employees to provide services to any affiliated ESCO relating to business within the Delivery company's service territory. The unregulated affiliate shall compensate the Delivery company for the services of employees at the higher of the employees' fully-loaded cost or the price that the Delivery company would charge a third party for such employees' services. This guideline will not operate as a limitation on the projections of revenues from such services adopted for ratemaking purposes.

     c) Subject to the provisions of this Appendix, the Company's unregulated affiliates may provide services to the Delivery company. Any management, construction, engineering or similar contract between the Delivery company and an affiliate and any contract for the purchase by the Delivery company from an affiliate of electric energy or gas will be filed with the Public Service Commission pursuant to Public Service Law Section 110, and will be subject to any applicable FERC requirements. (As noted in Section IV.B. herein, certain electric supply contracts will be subject to competitive bidding.) All other goods and services will be provided to the Delivery company at a price that shall not be greater than fair market value. This guideline will not operate as a prescription of the ratemaking treatment of requested allowances for the costs of such services.

     d) The Delivery company, the Holding company, and the unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies shall be allocated among the Delivery company, the Holding company and the unregulated affiliates in an equitable manner.

                                                     Appendix J

              ACCOUNTING FOR AFFILIATE TRANSACTIONS


1.0 PURPOSE - To provide accounting guidelines for the transfer of assets and employees and the provision of goods and services among the Holding Company and its affiliates.

2.0  APPLICATION -  Corporate Accounting
                         Accounting Policies & Procedures ("APP")
                         Accounts Payable ("AP")
                         General Accounting and Financial
                         Reporting ("GA")
                         Plant Accounting ("PA")
                    Treasury
                    Tax Accounting
                    Human Resources
                    Payroll
                    All other Applicable Organizations


3.0  PROCEDURES

     3.1  Background

          On October 1, 1996 in the Competitive Opportunities proceeding, Orange and Rockland Utilities, Inc. ("O&R") submitted to the New York State Public Service Commission ("PSC") a petition which set forth a plan for corporate restructuring. As part of the Settlement Agreement dated _______ regarding Competitive Opportunities for Electric Service, Case 96-E-0900, "O&R's" regulated and unregulated business would be conducted through separate corporate entities which would be direct or indirect subsidiaries of a holding company. The holding company ("HoldCo") and its subsidiaries, including the regulated company ("RegCo") are considered affiliates for purposes of this procedure. The procedures outlined herein are designed to properly allocate costs among the HoldCo, the RegCo and unregulated affiliates.


     3.3  Provision of Goods and Services

     a) The cost allocations set forth in this procedure have been developed utilizing guidelines established by the
          (1) Securities and Exchange Commission's Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity"; and (2) Cost Accounting Standards Board's Standard 403, "Allocation of Home Office Expenses to Segments, " Standard 410, "Allocation of Business Unit General and Administrative Expenses to Final Cost Objectives," and Standard 418, "Allocation of Direct and Indirect Costs."

     b) Expenses incurred by the RegCo and the HoldCo in support of an affiliate will be allocated directly to that affiliate to the maximum extent practicable. Expenses that are not directly allocable will be accumulated into homogenous cost categories and allocated on a cost causative basis. If cost drivers cannot be determined, then allocations will be based upon reasonable and related proportional relationships (i.e., capitalization, number of employees, revenues, etc.).

     c) The unregulated affiliates may provide services to the HoldCo and the RegCo. Any management, construction, engineering or similar contract between the RegCo and an affiliate and any contract for the purchase by the RegCo from an affiliate of electric energy or gas will be governed by PSL section 110, subject to any applicable FERC requirements. All other goods and services will be provided to the RegCo at a price that will not be greater than fair market value, determined through reference within a specified market. In the absence of a specified market, fair market value may be determined, for example, by using independent qualified appraisers.

   Note: Based on net book value less deferred taxes compared to fair market value reduced by federal tax benefits previously taken. Assets valued at fair market value will be discounted for tax benefits previously utilized.


     3.4  Costs Incurred by the RegCo on Behalf of Affiliates

     a)   Direct Cost Allocations

          Salaries and labor related expenses incurred by the RegCo in support of affiliate activities will be directly assigned and billed to affiliates each month based on the extent practical. These charges are to be made on direct time and material basis plus appropriate overhead. Salary and labor related expenses will be charged to the affiliate based on the hours reported on the weekly or semi-monthly time report. RegCo corporate services (such as legal and accounting) will be billed on a fully-loaded cost basis.

     b)   Proportional and Other Allocations

          1.   Allocable Charges  - Category I

               Category I costs include all RegCo employees who provide services (both corporate and project specific) to affiliates. Costs incurred that are impractical to charge direct will be distributed based on the relationship of the expenses to the cost incurred to provide the service. Some of these costs will be based on a percentage of the base costs incurred or an average cost per activity to insure a fully loaded cost billing. See Exhibit A for a breakdown of Allocable Costs.

          2.   Common Services - Category II

               Category II identifies general corporate functions or administrative support services performing common activities applicable to all affiliates. Included in Common Services would be, but not limited to, Internal Auditing, Human Resources, Corporate Communications and Accounting.
               Corporate governance costs related to Board of Directors, financial communication, investor relations, and ethics would also be included in this category.

     c)   Cost Causative Allocations

          1. Administrative support services (Common Services) incurred by the RegCo on behalf of the affiliates and which cannot be allocated directly will be billed to the affiliates each month based on appropriate cost causative allocations. These administrative support services may include, but are not limited to transactions processed by the following RegCo organizations: Accounting, Office of Treasurer, Board of Directors, Tax Accounting, Corporate Communication, Ethics, Financial Forecasting & Budgets.

          2. The costs associated with these administrative support services will be allocated to the affiliates, as appropriate, based on the activities and business functions and allocated based on one of the following measures:

                  - ratio of affiliates assets to total
                    consolidated assets

                  - activity unique to a department distributed
                    to applicable business segments.

                  - percentage of either payroll dollars or
                    staffing levels of the affiliate in relation to all payroll dollars or employees

                  - percentage of affiliates operating revenue to
                    the total operating revenue of all affiliates

                  - percentage of average net book value of the
                    affiliates assets plus inventories to the total average net book value of assets of all affiliates

                  - the number of affiliate transactions
                    processed in relation to the total number of transactions processed.


          2. Affiliate employees may have the opportunity to participate in the benefit programs of the RegCo. These programs may include medical and hospitalization coverage as well as pension and other post retirement benefits. The RegCo will be reimbursed by the affiliates for costs associated with these benefits based on the fringe benefit applied to the salary of the affiliates employees.

          3. The RegCo, the HoldCo, and the unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies will be allocated among the RegCo, the HoldCo and the unregulated affiliates in accordance with the use, occupancy and/or liability risk being insured.


     3.5  Costs Incurred by the HoldCo on Behalf of Affiliates


     a) Costs incurred by the HoldCo that are specifically attributable to the affiliates will be charged to the affiliates by direct cost allocations (as described in Section 3.4a) or cost causative allocations (as described in Section 3.4b and 3.4c).

     b) Costs incurred by the HoldCo that are of a general corporate nature, such as organization costs and development stage activities, will be charged to the affiliates by proportional cost allocations (as described in Section 3.4c).


4.0  EXHIBIT

     Exhibit A-Allocation of Expenses Between the RegCo and
Affiliates


                                                      EXHIBIT A

               ORANGE AND ROCKLAND UTILITES, INC.
   ALLOCATION OF EXPENSES BETWEEN THE HOLDCO AND/OR REGCO AND
                           AFFILIATES


Description of Expense                Basis for Allocation

1) Compensation

        A)   Salaries                 Number of hours devoted to
                                      affiliate operation or
                                      percentage of time.

        B)   Other Compensation       Includes deferred compensation
                                      and imputed income.  Allocated
                                      on same basis as salaries.

        C)   Support Services         Allocated on basis of
                                      utilization of individuals
                                      for whom support work is
                                      performed. (e.g.
                                      information technology,
                                      security, safety.)

        D)   Fringe Benefits          Corporate fringe benefit
                                      rate to be applied to all
                                      straight-time labor.


2) Employee Expenses

        A)   Office Space             Charged at the market rate
                                      per square foot, including
                                      utilities and building
                                      service maintenance (as
                                      provided by the Real
                                      Estate Department);
                                      multiplied by the space
                                      utilized (as provided by
                                      Facilities Management).


        B)   Office Supplies          Overhead percentage
             & Expenses               to be applied to total salary
             (excluding expenses      and other compensation
             directly assignable      (based on RegCo ratio of
             to the affiliate         Office Supplies and
             or included in the       Expenses-PSC Account 921,
             office space             less Building Service costs
             charge)                  and Administrative and General
                                      Salaries).



3) Corporate Governance Expenses      Weighting of
                                      affiliate assets,
                                      employees, and revenue
                                      contribution to
                                      consolidated assets,
                                      employees and revenues.
                                      (also applies to corporate
                                      fiscal expenses and
                                      outside services performed
                                      for consolidated group.


4) Other Expenses Directly            These costs will be
   Assignable to Affiliates           charged to an affiliate
                                      account and paid directly
                                      by the affiliate.




                                                     Appendix K


                   Interdepartmental Transfers

     The Company's submission to the Commission to modify its Fuel Adjustment Clause and Gas Adjustment Charge will be consistent with the following principles:

1. The existing agreement in which the Company's gas department provided a bundled gas service (i.e., acquired gas and transported from production area to generation site) for generation is changed.

2. The new agreement functionally separates the electric and gas departments' business relationship. Electric department will now purchase gas separate from the gas department.

3. The gas department will not be obligated to provide gas services (including natural gas, transportation, capacity or balancing services upstream of the citygate) to electric department, except: under separately negotiated contracts at market based prices.

4. The new Transportation price will incorporate a charge of $0.05 per Mcf for all volumes transported to the electric department by the gas department, but in no event will the total annual charge be less than $1.275 million (Bowline By-
     Pass).

5. All gas transactions between gas and electric business units will be arms length, with separate purchasing personnel.

6. Negotiated agreements between gas and electric departments will be at posted bulletin board prices (market prices), consistent with FERC standards and regulations. Copies of agreements will be filed with the Commission by the gas business unit. This will include:

        - transportation and capacity services from production areas to citygate (i.e., all upstream capacity);

        - price of gas (commodity) sold; and

        - balancing services.

7. Absent a separate balancing agreement approved by the Commission, the electric department must balance its gas deliveries to the citygate and from the citygate to the generator site within the limits established for transportation customers, as described in the gas transportation tariff, or face penalty charges detailed in the gas tariff.

8. Expenditures associated with the upgrade of the existing pipeline to Bowline, in order to allow the pipeline to operate it at a higher pressure, and not for instance due to general safety considerations, will be allocated to the Company's electric department.